CREDIT AGREEMENT

                         Dated as of April 29, 1994

                                   among

                             O&M HOLDING, INC.
    (to be renamed Owens & Minor, Inc. after the Initial Funding Date), as Borrower,

                                    AND

               CERTAIN OF ITS SUBSIDIARIES IDENTIFIED HEREIN
                               as Guarantors

                        THE BANKS IDENTIFIED HEREIN,

                   NATIONSBANK OF NORTH CAROLINA, N.A.,
                                 as Agent,

                               CHEMICAL BANK
                                    and
                               CRESTAR BANK,
                               as Co-Agents,

                                    AND

                    NATIONSBANK OF NORTH CAROLINA, N.A.,
                          as Administrative Agent







                             TABLE OF CONTENTS

SECTION 1

                      DEFINITIONS AND ACCOUNTING TERMS  . . . . . . . - 1 -
     1.01  Definitions  . . . . . . . . . . . . . . . . . . . . . . . - 1 -
     1.02  Computation of Time Periods  . . . . . . . . . . . . . .  - 15 -
     1.03  Accounting Terms . . . . . . . . . . . . . . . . . . . .  - 15 -

SECTION 2

                             CREDIT FACILITIES  . . . . . . . . . .  - 15 -
     2.01  Revolving Loan Commitment  . . . . . . . . . . . . . . .  - 15 -
     2.02  Committed Revolving Loan Advances  . . . . . . . . . . .  - 16 -
     2.03  Conversion . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
     2.04  Repayment of the Committed Revolving Loans . . . . . . .  - 18 -
     2.05  Interest on Committed Revolving Loans  . . . . . . . . .  - 18 -
     2.06  Committed Revolving Notes  . . . . . . . . . . . . . . .  - 19 -
     2.07  Swingline Loan Subfacility.    . . . . . . . . . . . . .  - 19 -
     2.08  Competitive Loan Subfacility . . . . . . . . . . . . . .  - 21 -
     2.09  Conditions of Lending  . . . . . . . . . . . . . . . . .  - 23 -
     2.10  Termination of Commitments . . . . . . . . . . . . . . .  - 24 -
     2.11  Fees . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
     2.12  Prepayments  . . . . . . . . . . . . . . . . . . . . . .  - 25 -
     2.13  Increased Costs, Illegality, etc . . . . . . . . . . . .  - 26 -
     2.14  Capital Adequacy . . . . . . . . . . . . . . . . . . . .  - 27 -
     2.15  Compensation . . . . . . . . . . . . . . . . . . . . . .  - 27 -
     2.16  Net Payments . . . . . . . . . . . . . . . . . . . . . .  - 28 -
     2.17  Change of Lending Office; Right to Substitute Lender . .  - 28 -
     2.18  Payments and Computations  . . . . . . . . . . . . . . .  - 29 -
     2.19  Pro Rata Treatment . . . . . . . . . . . . . . . . . . .  - 29 -
     2.20  Sharing of Payments  . . . . . . . . . . . . . . . . . .  - 29 -
     2.21  Foreign Lenders  . . . . . . . . . . . . . . . . . . . .  - 30 -

SECTION 3

                                 GUARANTEE  . . . . . . . . . . . .  - 30 -
     3.01  The Guarantee  . . . . . . . . . . . . . . . . . . . . .  - 30 -
     3.02  Obligations Unconditional  . . . . . . . . . . . . . . .  - 31 -
     3.03  Reinstatement  . . . . . . . . . . . . . . . . . . . . .  - 31 -
     3.04  Certain Additional Waivers . . . . . . . . . . . . . . .  - 32 -
     3.05  Remedies . . . . . . . . . . . . . . . . . . . . . . . .  - 32 -
     3.06  Continuing Guarantee . . . . . . . . . . . . . . . . . .  - 32 -
     3.07  Limitation of Guarantee  . . . . . . . . . . . . . . . .  - 32 -

SECTION 4

                            CONDITIONS PRECEDENT  . . . . . . . . .  - 32 -
     4.01  Conditions to Closing  . . . . . . . . . . . . . . . . .  - 32 -
     4.02  Conditions to Initial Loan Advance . . . . . . . . . . .  - 32 -

SECTION 5

                       REPRESENTATIONS AND WARRANTIES . . . . . . .  - 34 -
     5.01  Organization and Good Standing . . . . . . . . . . . . .  - 34 -
     5.02  Due Authorization  . . . . . . . . . . . . . . . . . . .  - 34 -
     5.03  No Conflicts . . . . . . . . . . . . . . . . . . . . . .  - 34 -
     5.04  Consents . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
     5.05  Enforceable Obligations  . . . . . . . . . . . . . . . .  - 35 -
     5.06  Financial Condition  . . . . . . . . . . . . . . . . . .  - 35 -
     5.07  No Default . . . . . . . . . . . . . . . . . . . . . . .  - 35 -
     5.08  Liens  . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -
     5.09  Indebtedness . . . . . . . . . . . . . . . . . . . . . .  - 35 -
     5.10  Litigation . . . . . . . . . . . . . . . . . . . . . . .  - 35 -
     5.11  Material Agreements  . . . . . . . . . . . . . . . . . .  - 35 -
     5.12  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -
     5.13  Compliance with Law  . . . . . . . . . . . . . . . . . .  - 36 -
     5.14  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . .  - 36 -
     5.15  Subsidiaries . . . . . . . . . . . . . . . . . . . . . .  - 36 -
     5.16  Use of Proceeds; Margin Stock  . . . . . . . . . . . . .  - 36 -
     5.17  Government Regulation  . . . . . . . . . . . . . . . . .  - 36 -
     5.18  Hazardous Substances . . . . . . . . . . . . . . . . . .  - 36 -
     5.19  Patents, Franchises, etc . . . . . . . . . . . . . . . .  - 37 -
     5.20  Solvency . . . . . . . . . . . . . . . . . . . . . . . .  - 37 -
     5.21  Investments  . . . . . . . . . . . . . . . . . . . . . .  - 37 -

SECTION 6

                           AFFIRMATIVE COVENANTS  . . . . . . . . .  - 37 -
     6.01  Information Covenants  . . . . . . . . . . . . . . . . .  - 37 -
     6.02  Preservation of Existence and Franchises . . . . . . . .  - 39 -
     6.03  Books, Records and Inspections . . . . . . . . . . . . .  - 39 -
     6.04  Compliance with Law  . . . . . . . . . . . . . . . . . .  - 40 -
     6.05  Payment of Taxes and Other Indebtedness  . . . . . . . .  - 40 -
     6.06  Insurance  . . . . . . . . . . . . . . . . . . . . . . .  - 40 -
     6.07  Maintenance of Property  . . . . . . . . . . . . . . . .  - 40 -
     6.08  Performance of Obligations . . . . . . . . . . . . . . .  - 40 -
     6.09  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . .  - 40 -
     6.10  Use of Proceeds  . . . . . . . . . . . . . . . . . . . .  - 41 -
     6.11  Financial Covenants  . . . . . . . . . . . . . . . . . .  - 41 -
     6.12  Additional Subsidiaries  . . . . . . . . . . . . . . . .  - 42 -
     6.13 Interest Rate Protection Agreements . . . . . . . . . . .  - 42 -

SECTION 7

                             NEGATIVE COVENANTS . . . . . . . . . .  - 43 -
     7.01  Indebtedness . . . . . . . . . . . . . . . . . . . . . .  - 43 -
     7.02  Liens  . . . . . . . . . . . . . . . . . . . . . . . . .  - 44 -
     7.03  Guaranty Obligations . . . . . . . . . . . . . . . . . .  - 44 -
     7.04  Nature of Business . . . . . . . . . . . . . . . . . . .  - 44 -
     7.05  Consolidation, Merger, Sale or Purchase of Assets, etc.   - 44 -
     7.06  Advances, Investments and Loans  . . . . . . . . . . . .  - 45 -
     7.07  Prepayments of Indebtedness, etc . . . . . . . . . . . .  - 45 -
     7.08  Transactions with Affiliates . . . . . . . . . . . . . .  - 45 -
     7.09  Ownership of Subsidiaries  . . . . . . . . . . . . . . .  - 45 -

     7.10  Fiscal Year  . . . . . . . . . . . . . . . . . . . . . .  - 46 -
     7.11  Subsidiary Dividends . . . . . . . . . . . . . . . . . .  - 46 -

SECTION 8

                             EVENTS OF DEFAULT  . . . . . . . . . .  - 46 -
     8.01  Events of Default  . . . . . . . . . . . . . . . . . . .  - 46 -
     8.02  Acceleration; Remedies . . . . . . . . . . . . . . . . .  - 48 -

SECTION 9

                             AGENCY PROVISIONS  . . . . . . . . . .  - 48 -
     9.01  Appointment  . . . . . . . . . . . . . . . . . . . . . .  - 48 -
     9.02  Delegation of Duties . . . . . . . . . . . . . . . . . .  - 49 -
     9.03  Exculpatory Provisions . . . . . . . . . . . . . . . . .  - 49 -
     9.04  Reliance on Communications . . . . . . . . . . . . . . .  - 49 -
     9.05  Notice of Default  . . . . . . . . . . . . . . . . . . .  - 50 -
     9.06  Non-Reliance on Agents and Other Banks . . . . . . . . .  - 50 -
     9.07  Indemnification  . . . . . . . . . . . . . . . . . . . .  - 51 -
     9.08  Agents in their Individual Capacity  . . . . . . . . . .  - 51 -
     9.09  Successor Agent  . . . . . . . . . . . . . . . . . . . .  - 51 -

SECTION 10

                               MISCELLANEOUS  . . . . . . . . . . .  - 52 -
     10.01  Notices . . . . . . . . . . . . . . . . . . . . . . . .  - 52 -
     10.02  Right of Set-Off  . . . . . . . . . . . . . . . . . . .  - 52 -
     10.03  Benefit of Agreement  . . . . . . . . . . . . . . . . .  - 53 -
     10.04  No Waiver; Remedies Cumulative  . . . . . . . . . . . .  - 54 -
     10.05  Payment of Expenses, etc  . . . . . . . . . . . . . . .  - 55 -
     10.06  Amendments, Waivers and Consents  . . . . . . . . . . .  - 55 -
     10.07  Counterparts  . . . . . . . . . . . . . . . . . . . . .  - 55 -
     10.08  Headings  . . . . . . . . . . . . . . . . . . . . . . .  - 56 -
     10.09  Survival  . . . . . . . . . . . . . . . . . . . . . . .  - 56 -
     10.10  Governing Law; Submission to Jurisdiction; Venue  . . .  - 56 -
     10.11  Severability  . . . . . . . . . . . . . . . . . . . . .  - 56 -
     10.12  Entirety  . . . . . . . . . . . . . . . . . . . . . . .  - 56 -
     10.13  Survival  . . . . . . . . . . . . . . . . . . . . . . .  - 57 -


SCHEDULES

Schedule 2.01(a)         Schedule of Banks and Commitments
Schedule 2.02(1)         Form of Notice of Borrowing
Schedule 2.02(2)         Form of Notice of Conversion
Schedule 2.06            Form of Committed Revolving Note
Schedule 2.07(d)         Form of Swingline Note
Schedule 2.08(b)         Form of Competitive Bid Request
Schedule 2.08(b)-2       Form of Notice of Competitive Bid Request
Schedule 2.08(c)         Form of Competitive Bid
Schedule 2.08(d)         Form of Competitive Bid Accept/Reject Letter
Schedule 2.08(h)         Form of Competitive Loan Note

Schedule 4.01(b)(1) Form of Legal Opinion of Drew St.J. Carneal, Esq.
Schedule 4.01(b)(2) Form of Legal Opinion of Hunton & Williams
Schedule 5.09       Schedule of Outstanding Indebtedness
Schedule 5.10       Schedule of Legal Proceedings
Schedule 5.15       Schedule of Subsidiaries
Schedule 5.18       Schedule of Environmental Exceptions
Schedule 6.01(c)    Schedule of Borrowing Base Certificate
Schedule 6.01(d)    Form of Officer's Compliance Certificate
Schedule 6.06       Schedule of Insurance
Schedule 6.12       Form of Joinder Agreement
Schedule 7.02       Schedule of Permitted Liens
Schedule 10.03      Form of Assignment and Acceptance Agreement

                              CREDIT AGREEMENT

     THIS CREDIT AGREEMENT dated as of April 29, 1994 (the "Credit Agreement"), is by and among O&M HOLDING, INC., a Virginia corporation, which is expected to change its name to Owens & Minor, Inc. after the Initial Funding Date (the "Borrower"), CERTAIN OF ITS SUBSIDIARIES identified as a "Guarantor" in the definition thereof and on the signature pages hereto (hereinafter sometimes referred to individually as a "Guarantor" and collectively as the "Guarantors"), the various banks and lending institutions identified on the signature pages hereto (each a "Bank" and collectively, the "Banks"), NATIONSBANK OF NORTH CAROLINA, N.A. as agent (in such capacity, the "Agent" or "Administrative Agent"), CHEMICAL BANK and CRESTAR BANK as co-agents (in such capacity, the "Co-Agents") and NATIONSBANK OF NORTH CAROLINA, N.A., as administrative agent for the Banks (in such capacity, the "Administrative Agent").

                            W I T N E S S E T H

     WHEREAS,  the  Borrower  has  requested  that   the  Banks  provide  a
$350,000,000 credit facility for the purposes hereinafter set forth;

     WHEREAS, the Banks have agreed to make the requested credit facility available to the Borrower, and the Agents have accepted their duties hereunder, all on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                 SECTION 1

                      DEFINITIONS AND ACCOUNTING TERMS

     1.01 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

          "Additional Credit Party" means each Person that becomes a Guarantor after the Closing Date.

          "Adjusted Eurodollar Rate" means for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate equal to the rate obtained by dividing (a) the rate of interest determined by the Administrative Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the per annum rates at which deposits in U.S.

     dollars are offered to the Administrative Agent in the interbank eurodollar market at 11:00 A.M. (Charlotte, North Carolina time) (or as soon thereafter as is practicable), in each case two Business Days before the first day of such Interest Period, in an amount substantially equal to such Eurodollar Loan comprising part of such borrowing (including conversions, extensions and renewals) and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Adjusted Eurodollar Rate Reserve Percentage for such Interest Period. As used herein, "Adjusted Eurodollar Rate Reserve Percentage" for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), means the percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities consisting of or including "eurocurrency liabilities", as such term is defined in Regulation D (or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term equal to the Interest Period for which such Adjusted Eurodollar Rate Reserve Percentage is determined.

          "Adjusted Net Worth" means, with respect to any Guarantor as of any date of determination thereof, the excess of (i) the "fair valuation" of such Guarantor's property or the amount of the "present fair saleable value" of the assets of such Guarantor as of such date of determination, over (ii) the amount of all "debts" or "liabilities, contingent or otherwise", of such Guarantor as of such date of determination, as such quoted or similar terms are determined in accordance with applicable Federal and state laws governing determinations of the insolvency of debtors. In determining the Adjusted Net Worth of any Guarantor for purposes of calculating the Maximum Guaranteed Amount for such Guarantor in respect of any Extension of Credit, the liabilities of such Guarantor to be used in such determination pursuant to clause (ii) of the preceding sentence shall in any event include the liabilities of such Guarantor hereunder in respect of all Extensions of Credit other than the Extension of Credit in respect of which such calculation is being made.

          "Administrative Agent" means the administrative agent for the Banks under this Credit Agreement as identified in the recital of parties hereinabove, and any successors and assigns in such capacity.

          "Administrative Agent's Fee Letter" means the letter agreement dated as of February 15, 1994 between the Administrative Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.

          "Administrative  Agent's  Fees" means  such  term  as defined  in
     Section 2.11(c).

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          "Agent" means the agent for the Banks under this Credit Agreement
     as  identified  in   the  recital  of  parties  hereinabove,  and  any
     successors and assigns in such capacity.

          "Agents" means, collectively, the Agent, the Co-Agents and the Administrative Agent.

          "Applicable Federal Funds Rate" means, for any day, a per annum rate equal to the sum of (i) the rate at which Federal funds are offered to the Swingline Lender on an overnight basis as determined by such Swingline Lender, plus (ii) one-eighth of one percent (1/8%).

          "Applicable Margin" means such term as defined in Section 2.05.


          "Approving Bank" means such term as defined in Section 2.01.

          "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

          "Base Rate" means, for any day, a rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/16 of 1%) equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Base Rate Loan" means a Loan which bears interest based on the Base Rate.

          "Borrower" means O&M Holding, Inc., a Virginia corporation (to be renamed Owens & Minor, Inc. after the Initial Funding Date).

          "Borrowing Base" means, at any time, the sum of 85% of Eligible Receivables plus 50% of Eligible Inventory.

          "Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law or other governmental action to close in Richmond, Virginia, Charlotte, North Carolina or New York, New York; except that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

          "Capital Expenditures" means all expenditures which in accordance with generally accepted accounting principles would be classified as capital expenditures, including without limitation Capitalized Leases.

          "Capitalized Lease" means any lease the payments and obligations with respect to which would be required to be capitalized in accordance with generally accepted accounting principles.

          "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 364 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition and (iv) repurchase agreements with a bank or trust company (including a Bank) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other liens or encumbrances) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations.

          "Change of Control" means (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower, (ii) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower cease to constitute a majority of the board of directors of the Borrower and such event is a result
     (directly or indirectly) of the acquisition of 5% or more of the combined voting power of the Voting Stock by a Person or Persons who did not own at least 5% or more of the combined voting power of the Voting Stock as of the Closing Date (specifically excluding for purposes of this clause (ii) the effect of conversion of all or any portion of the convertible preferred stock held by the Hillman family on the Closing Date), or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over Voting Stock of the Borrower (or other securities convertible into such securities) representing 35% or more of the combined voting power of all Voting Stock of the Borrower. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities and Exchange Act of 1934.

          "Closing Date" means the date on which the conditions set forth in Section 4.01 shall have been fulfilled.

          "Co-Agent" means the co-agents for the Banks under this Credit Agreement as identified and defined in the recital of the parties hereinabove, and any successors and assigns in such capacity.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment" means the commitments of the Banks to make Committed Revolving Loans, of the Swingline Lender to make Swingline Loans and of the Banks to purchase participation interests in the Swingline Loans.

          "Commitment Fee" means such term as defined in Section 2.11(b).

          "Committed Revolving Loan" means a contractual revolving credit loan made by the Banks pursuant to the provisions of Section 2.01.

          "Committed Revolving Note" means the promissory notes of the Borrower in favor of each of the Banks evidencing the Committed Revolving Loans provided pursuant to Section 2.06, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

          "Competitive Bid" means an offer by a Bank to make a Competitive Loan pursuant to the terms of Section 2.08.

          "Competitive Bid Rate" means, as to any Competitive Bid made by a Bank in accordance with the provisions of Section 2.08, the fixed rate of interest offered by the Bank making the Competitive Bid.

          "Competitive Bid Request" means a request by the Borrower for Competitive Bids in accordance with the provisions of Section 2.08.

          "Competitive Bid Request Fee" means the administrative fee payable to the Administrative Agent, if any, in connection with a Competitive Bid Request as provided in the Administrative Agent's Fee Letter.

          "Competitive Loan" means a loan made by a Bank in its discretion pursuant to the provisions of Section 2.08.

          "Competitive Loan Banks" means, at any time, those Banks which have Competitive Loans outstanding.

          "Competitive Loan Maximum Amount"  means such term as  defined in
     Section 2.08.

          "Competitive Loan Note" means the promissory notes of the Borrower in favor of the Banks evidencing the Competitive Loans, if any, provided pursuant to Section 2.08(h), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

          "Consistent Basis" or "consistent basis" means, with regard to the application of accounting principles, accounting principles consistent in all material respects with the accounting principles used and applied in preparation of the financial statements previously delivered to the Banks and referred to in Section 5.06.

          "Consolidated  Borrower   Group"  means  the  Borrower   and  its
     Restricted Subsidiaries.

          "Consolidated   Current  Assets"   means  as   of  the   date  of
     determination thereof the total amount of current assets of the Borrower and its Restricted Subsidiaries on a consolidated basis
     determined   in   accordance   with  generally   accepted   accounting
     principles.

          "Consolidated Current Liabilities" means as of the date of determination thereof the total amount of current liabilities of the Borrower and its Restricted Subsidiaries on a consolidated basis
     determined   in   accordance   with  generally   accepted   accounting
     principles.

          "Consolidated Current Ratio" means, at any time, the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

          "Consolidated Fixed Charges" means, for the applicable period ending as of a Determination Date, the sum of (i) all Interest Expense on all Indebtedness during such period, (ii) all Rentals (other than Rentals on Capitalized Leases to the extent such Rentals are included in Interest Expense or as a current maturity of a Capitalized Lease under subsection (iii) hereof) payable during such period, (iii) current maturities of Funded Debt and current maturities of Capitalized Leases as of such Determination Date, and (iv) all dividends paid in cash or property and redemptions made of capital stock (other than dividends paid to, or redemptions of capital stock owned by, the Borrower or a wholly-owned Restricted Subsidiary) during such period, in each case for the Borrower and its Restricted
     Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles.

          "Consolidated Net Income" means, for the applicable period ending as of a Determination Date, the net income of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, but excluding for purposes of determining compliance with the Fixed Charge Coverage Ratio in Section 6.11(d) hereof:

               (a) any extraordinary gains or losses on the sale or other disposition of assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

               (b) restructuring costs associated with the acquisition of Stuart Medical, which shall include those costs associated with the restructuring of corporate administrative functions, including without limitation the closure of certain Owens & Minor, Inc. distribution facilities, employee relocation and termination, and writedown of certain software, in an amount not to exceed $24,000,000 in the aggregate;

               (c)  the proceeds of any life insurance policy;

               (d) net earnings of any business entity (other than a Restricted Subsidiary) in which the Borrower or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Restricted Subsidiary in the form of cash distributions; and

               (e) any portion of the net earnings of any Restricted Subsidiary which for any reason is unavailable for payment of dividends to the Borrower or any other Restricted Subsidiary.

          "Consolidated Net Income Available for Fixed Charges" means, for the applicable period ending as of a Determination Date, the sum of Consolidated Net Income

               plus (to the extent deducted in determining Consolidated Net Income) (i) all provisions for any Federal, state or other income taxes, (ii) depreciation, amortization and other non-cash charges, including without limitation any accrual necessary for purposes of conforming with Financial Accounting Standards Board Statement Number 106 (as defined by generally accepted accounting principles) to the extent that the accrued portion thereof constitutes a non-cash charge, (iii) Interest Expense, and (iv) all Rentals (but without duplication for the interest component under the Capitalized Leases to the extent included in Interest Expense), minus (v) all Capital Expenditures,

     for the Borrower and its Restricted Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles.

          "Consolidated Net Worth" means total stockholders' equity for the Borrower and its Restricted Subsidiaries on a consolidated basis as
     determined   in  accordance   with   generally   accepted   accounting
     principles.

          "Consolidated Tangible Net Worth" means total stockholders' equity minus goodwill, patents, trade names, trade marks, copyrights, franchises, organizational expense, deferred assets other than prepaid insurance and prepaid taxes and such other assets as are properly classified as "intangible assets", for the Borrower and its Restricted Subsidiaries on a consolidated basis as determined in accordance with generally accepted accounting principles.

          "Consolidated  Total   Capitalization"  means  the  sum   of  (i)
     Consolidated Total Debt plus (ii) Consolidated Net Worth.

          "Consolidated Total Debt" means all Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles.

          "Controlled Group" means (i) the controlled group of corporations as defined in Section 414(b) of the Code and the applicable regulations thereunder, or (ii) the group of trades or businesses under common control as defined in Section 414(c) of the Code and the applicable regulations thereunder, of which the Borrower is a part or may become a part.

          "Credit Documents" means this Credit Agreement, the Notes, any Joinder Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

          "Credit Party" means any of the Borrower and the Guarantors.

          "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Determination Date" means the last day of each quarterly fiscal period of the Borrower.

          "Disapproving Bank" means such term as defined in Section 2.01.

          "Eligible Assignee" means any Bank or Affiliate or subsidiary of a Bank; and any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D of the Securities and Exchange Commission) with combined capital surplus in excess of $500,000,000 reasonably acceptable to the Administrative Agent and the Borrower.

          "Eligible Inventory" means, as of any date of determination, the aggregate net book value of all inventory of the Credit Parties on a consolidated basis after deducting allowances or reserves relating thereto, as shown on the books and records of such Credit Parties.

          "Eligible Receivables" means as of any date of determination, the aggregate net book value of all accounts, accounts receivable, receivables, and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business (hereinafter sometimes referred to collectively as
     "Receivables"), owned by or owing to the Credit Parties on a consolidated basis after deducting allowances or reserves relating thereto, as shown on the books and records of such Credit Parties.

          "Equity  Transaction"  means  such  term as  defined  in  Section
     6.11(b).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

          "ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) which together with the Borrower, any Subsidiary of the Borrower or member of the Consolidated Borrower Group would be deemed to be a member of the same "controlled group" within the meaning of
     Section 414(b), (c), (m) or (o) of the Code.

          "Eurodollar Loan" means a Loan which bears interest based on the Adjusted Eurodollar Rate.

          "Event of Default" has the meaning specified in Section 8.

          "Extension of Credit" means any Loan advance.

          "Fed Funds Swingline Loan" means a Loan which bears interest based on the Applicable Federal Funds Rate.

          "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Fees" means all fees payable pursuant to Section 2.11.

          "Fitch" means Fitch Investors Service, Inc., and any successor thereof.

          "Fixed Charge Coverage Ratio" means the ratio of Consolidated Net Income Available for Fixed Charges to Consolidated Fixed Charges.

          "Fixed Rate Loan" means a Competitive Loan bearing interest at a fixed percentage rate per annum as provided in accordance with the provisions of Section 2.08.

          "Funded Debt" means, for any Person, (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets, in each case having a final maturity of one or more years from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), (ii) all Capitalized Lease obligations for such Person, and (iii) all Guaranty Obligations by such Person of Funded Debt of others. Funded Debt shall include, without duplication, payments in respect of Funded Debt which constitute current liabilities of the obligor under generally accepted accounting principles.

          "Generally Accepted Accounting Principles" or "generally accepted accounting principles" means generally accepted accounting principles at the time in the United States. Except as otherwise expressly provided, all references to generally accepted accounting principles shall be applied on a consistent basis.

          "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

          "Guarantor" means those corporations and entities identified as a "Guarantor" on the signature pages hereto, being Owens & Minor, Inc., a Virginia corporation which is expected to change its name after the Initial Funding Date to Owens & Minor Medical, Inc., National Medical

     Supply Corporation, a Delaware corporation, Owens & Minor West, Inc., a California corporation, Koley's Medical Supply, Inc., a Nebraska corporation, Lyons Physician Supply Company, an Ohio corporation, A. Kuhlman & Company, a Michigan corporation, and Stuart Medical, Inc., a Pennsylvania corporation; and each Additional Credit Party which has executed a Joinder Agreement.

          "Guaranty Obligations" means any obligations (other than endorsements in the ordinary course of business of negotiable instru-ments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements and capital maintenance agreements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or obligation, or
     (iv) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of Guaranty Obligations hereunder shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or obligation in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated amount in respect thereof (assuming such other Person is required to perform thereunder) as determined in good faith.

          "Hygeia Notes" means such term as defined in Section 7.07.

          "Indebtedness" means without duplication, (i) all indebtedness for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with generally accepted accounting principles would be shown to be a liability (on the liability side of a balance sheet), (iii) all Guaranty Obligations, (iv) the maximum stated amount of all letters of credit issued or acceptance facilities established for the account of such Person and, without duplication, all drafts drawn thereunder (other than letters of credit (x) supporting other Indebtedness of the Borrower or a Subsidiary or (y) offset by a like amount of cash or government securities pledged or held in escrow to secure such letter of credit and draws thereunder),
     (v) all Capitalized Lease obligations, (vi) all Indebtedness of another Person secured by any Lien on any property of the Borrower or a Restricted Subsidiary, whether or not such Indebtedness has been assumed, in an amount not to exceed the fair market value of the property of the Borrower or Restricted Subsidiary securing such Indebtedness, (vii) all obligations under take-or-pay or similar arrangements or under interest rate, currency, or commodities agreements, and (viii) indebtedness created or arising under any conditional sale or title retention agreement; but specifically excluding from the foregoing trade payables and accrued expenses arising or incurred in the ordinary course of business.

          "Initial Funding Date" means the date on which the conditions to initial funding set forth in Section 4.02 hereof shall have been fulfilled (or waived) and on which the initial Loan advance shall have been made.

          "Initial Interest  Rate  Period" means  such term  as defined  in
     Section 2.05.

          "Interest  Determination  Date" means  such  term  as defined  in
     Section 2.05.

          "Interest Expense" means, for any period, all interest expense, including the amortization of debt discount and premium and the interest component under Capitalized Leases, determined in accordance with generally accepted accounting principles.

          "Interest Payment Date" means (i) as to Prime Loans and Fed Funds Swingline Loans, the last day of each month, the date of repayment and on the Termination Date and (ii) as to Eurodollar Loans and Fixed Rate Loans, on the last day of each Interest Period for such Loan, the date of repayment and on the Termination Date, and in addition where the applicable Interest Period is more than 3 months, in the case of Eurodollar Loans, then also on the date 3 months from the beginning of the Interest Period, and each 3 months thereafter. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding day.

          "Interest Period" means (i) as to Eurodollar Loans generally, a period of one, two, three or six months' duration, and also as to Eurodollar Loans of up to $25,000,000, a period of 7-days' duration (provided that no more than one such Committed Revolving Loan with a 7-day Interest Period may be outstanding at any time), as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals) and (ii) as to Fixed Rate Loans, a period beginning on the date of advance and ending on the date specified in the respective Competitive Bid whereby the offer to make such Fixed Rate Loan was extended, which shall be not less than 7 days' nor more than 30 days' duration; provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Termination Date and (C) in the case of Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the

     Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

          "Joinder Agreement" means a Joinder Agreement substantially in the form of Schedule 6.12 hereto executed and delivered by an Additional Credit Party in accordance with the provisions of Section 6.12.

          "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof) securing or purporting to secure any Indebtedness.

          "Loan" means a Committed Revolving Loan, a Competitive Loan and/or Swingline Loan, as appropriate.

          "Material Adverse Effect" means a material adverse effect on (i) the operations or financial condition of the Borrower and its Restricted Subsidiaries, or of the Borrower and its Subsidiaries, in each case taken as a whole, (ii) the ability of the Borrower or Guarantors to perform their respective obligations under this Credit Agreement, or (iii) the validity or enforceability of this Credit Agreement, or any of the other Credit Documents, in each case as to the obligations of the Borrower or the Guarantors hereunder or thereunder, or the rights and remedies of the Banks hereunder or thereunder.

          "Maximum Guaranteed Amount" means, for any Guarantor as of the date of determination thereof, the sum of (i) with respect to each Extension of Credit (or portion thereof) the proceeds of which are used to make a Valuable Transfer to such Guarantor, the amount of such Extension of Credit (or such portion thereof) plus (ii) with respect to each Extension of Credit (or portion thereof) the proceeds of which are not used to make a Valuable Transfer to such Guarantor, the lesser of (a) the outstanding amount of such Extension of Credit (or such portion thereof) as of such date or (b) the greater of (1) ninety-five percent (95%) of the Adjusted Net Worth of such Guarantor at the time of such Extension of Credit or (2) ninety-five percent (95%) of the Adjusted Net Worth of such Guarantor at the earliest of (A) such date,
     (B) the date of commencement of a case under the Bankruptcy Code in which such Guarantor is a debtor or (C) the date enforcement of such Guarantor's obligations under Section 3 is sought.

          "Moody's"   means  Moody's  Investors   Service,  Inc.,  and  any
     successor thereof.

          "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period.

          "NationsBank" means NationsBank of North Carolina, N.A. or its successor.

          "Non-Guarantor Subsidiaries" means Subsidiaries of the Borrower which are not Guarantors, as referenced in Section 6.12.

          "Note"  or  "Notes"  means  the Committed  Revolving  Notes,  the
     Competitive Loan Notes and/or the Swingline Note, individually or collectively, as appropriate.

          "Notice of Borrowing" shall have such meaning as provided in Sections 2.02(a) and Section 2.07(b).

          "Notice of Conversion"  shall have  such meaning  as provided  in
     Section 2.03.

          "Obligations" means, without duplication, all of the obligations of the Borrower or other Credit Party to the Banks, the Administrative Agent and the Co-Agents (including the obligations to pay principal of and interest on the Loans, to pay and satisfy guaranty obligations in respect of the Loans, to pay all Fees, to pay certain expenses and the obligations arising in connection with various indemnities) whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents to which the Borrower or other Credit Party is a party.

          "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA, and any successor thereto.

          "Participation Interest" means the extension of credit by a Bank by way of purchase of a participation hereunder in Committed Revolving Loans as provided in Section 2.20 or in Swingline Loans as provided in
     Section 2.07(b)(iii).

          "Permitted Investments" means (i) cash and Cash Equivalents, (ii) receivables owing to the Borrower or its Restricted Subsidiaries or any of its receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms,
     (iii) subject to the limitations set out in Section 7.05(b), investments by the Borrower and its Restricted Subsidiaries in and to a Credit Party, including any investment in a corporation which, after giving effect to such investment, will become an Additional Credit Party (provided such Additional Credit Party shall execute a Joinder

     Agreement), (iv) loans and advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed $1,500,000 at any time outstanding, (v) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, and (vi) additional loan advances and/or investments of a nature not contemplated by the foregoing clauses hereof, provided that such loans, advances and/or investments made pursuant to this clause (vi) shall not exceed $3,000,000 in aggregate amount at any time outstanding. As used herein, "investment" means all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

          "Permitted Liens" means (i) Liens created by, under or in connection with this Credit Agreement or the other Credit Documents in favor of the Banks; (ii) Liens described on Schedule 7.02 attached hereto; (iii) Liens for taxes not yet delinquent or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with generally accepted accounting principles have been established (and as to which the property subject to such lien is not yet subject to foreclosure, sale or loss on account thereof); (iv) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's and other like Liens provided that such Liens secure only amounts not more than 30 days past due or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with generally accepted accounting principles have been established (and as to which the property subject to such lien is not yet subject to foreclosure, sale or loss on account thereof); (v) pledges or deposits made to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs; (vi) Liens arising from good faith deposits in connection with or to secure performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money); (vii) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of such property for its intended purposes or interfering with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole; (viii) Liens regarding operating or financing leases permitted by this Credit Agreement; (ix) leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business or operations of the Borrower or its Subsidiaries; (x) purchase money Liens securing purchase money indebtedness to the extent permitted under Section 7.01; (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (xii) any judgment lien which does not create an Event of Default under Section 8.01(h) of this Credit Agreement.

          "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

          "Plan" means any single-employer plan as defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Credit Agreement was maintained, for employees of the Borrower, any Subsidiary or an ERISA Affiliate.

          "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by NationsBank as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. The Prime Rate is not necessarily the best or lowest rate offered by NationsBank.

          "Ratings Services" means such term as defined in Section 2.05.

          "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Rentals" means, as of the date of determination thereof, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the leased property) payable by a Person, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by such Person (whether designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

          "Required Banks" means Banks holding in the aggregate at least 51% of the Commitments (other than with respect to Swingline Loans) or, if the aggregate Commitments have been terminated, Banks in the aggregate holding at least 51% of the principal amount of the Loans then outstanding (provided that in the case of Swingline Loans, where a Mandatory Borrowing cannot be made and the Banks shall have purchased a participation interest in the Swingline Loans in accordance with the provisons of Section 2.07(b)(iii), for purposes of determining the aggregate amount of Loans owing to each Bank hereunder, such Bank's funded participation interest in the Swingline Loans shall be considered as if it were a direct loan and not a participation interest, and the aggregate amount of Swingline Loans owing to the Swingline Lender shall be reduced by the amount of such funded participation interests).

          "Responsible Officer" means, with respect to the subject matter of any representation, warranty, covenant, agreement, obligation or certificate of any Credit Party contained in or delivered pursuant to any of the Credit Documents, the President, any Executive Vice President, Senior Vice President, Vice President, Chief Financial Officer, Treasurer, Controller, or any other officer of the Consolidated Borrower Group who in the normal performance of his operational responsibilities would have knowledge of such matter and the requirements with respect thereto.

          "Restricted Subsidiary" means any Subsidiary (i) which is organized under the laws of the United States or any State thereof;
     (ii) which conducts substantially all of its business and has substantially all of its assets within the United States; and (iii) of which more than 50% (by number of votes) of the Voting Stock is beneficially owned, directly or indirectly, by the Borrower.

          "Revolving Committed Amount" means collectively the aggregate amount of all of the Banks' commitments, and individually the amount of each such Bank's commitment to make Committed Revolving Loans specified in Schedule 2.01, as such amounts may from time to time be reduced in accordance with the provisions of Sections 2.10 and 2.12(b) hereof.

          "S&P" means Standard & Poor's Corporation, and any successor thereof.

          "Stuart Medical" means Stuart Medical, Inc., a Pennsylvania corporation.

          "Subordinated Debt" means such term as defined in Section 7.07.

          "Subsidiary" means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and
     (ii) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at any time. Except as otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of the Borrower.

          "Swingline Committed Amount" means the amount of the Swingline Lender's commitment to make Swingline Loans as specified in Section 2.07(a), as such amount may from time to time be reduced in accordance with the provisions of Section 2.10 hereof.

          "Swingline Lender" means NationsBank, or such other Bank as the Borrower has requested and as to which such requested successor Swingline Lender and the Required Banks may agree, and their respective successors and assigns. There shall be no more than one Swingline Lender at any time.

          "Swingline Loan" means a swingline revolving credit loan made by the Swingline Lender pursuant to the provisions of Section 2.07.

          "Swingline Note" means the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans as provided pursuant to Section 2.07(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

          "Taxes" shall have such meaning as provided in Section 2.16.

          "Termination Date" means such term as defined in Section 2.01, being initially April 29, 1999.

          "Threshold  Requirement" means  such term  as defined  in Section
     6.12.

          "Upfront Fee" means such term as defined in Section 2.11(a).

          "Valuable Transfer" means, in respect of any Guarantor, (i) all loans, advances or capital contributions made to or for the benefit of such Guarantor with proceeds of Extensions of Credit, (ii) all debt securities or other obligations of such Guarantor acquired from such Guarantor or retired by such Guarantor with proceeds of Extensions of Credit, (iii) the fair market value of all property acquired with proceeds of Extensions of Credit and transferred, absolutely and not as collateral, to such Guarantor and (iv) all equity securities of such Guarantor acquired from such Guarantor with proceeds from Extensions of Credit.

          "Voting Stock" means the voting stock or other securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     1.02  Computation  of Time Periods.   For purposes  of computation  of
periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

     1.03 Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided by, and be construed in accordance with, generally accepted accounting principles. References herein to "consolidating" financial statements shall mean and include financial statements for each business segment of the subject Person.


                                 SECTION 2

                             CREDIT FACILITIES


     2.01 Revolving Loan Commitment. Subject to and upon the terms and conditions and relying upon the representations and warranties herein set forth, each Bank severally agrees, from time to time from the Initial Funding Date until April 29, 1999 (such date, as extended, if extended, in the sole discretion of the Banks as hereinafter provided, is hereinafter referred to as the "Termination Date") to make revolving credit loans (each a "Committed Revolving Loan" and, collectively, the "Committed Revolving Loans") to the Borrower for the purposes hereinafter set forth; provided, however, that (i) with regard to the Banks collectively, the amount of Committed Revolving Loans outstanding shall not at any time exceed THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000) in the aggregate (as such aggregate maximum amount may be reduced from time to time as hereinafter provided, the "Revolving Committed Amount"), and (ii) with regard to each Bank individually, each such Bank's pro rata share of outstanding Committed Revolving Loans shall not at any time exceed such Bank's Revolving
Committed Amount; and provided, further, that notwithstanding anything herein to the contrary, the sum of Committed Revolving Loans plus Swingline Loans plus Competitive Loans shall not at any time exceed the lesser of the aggregate Revolving Committed Amount or the Borrowing Base. Committed Revolving Loans hereunder may consist of Base Rate Loans or Eurodollar Loans (or a combination thereof) as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof. The Borrower may, not more than 90 days but not less than 60 days prior to the third anniversary date of the Closing Date and each anniversary date thereafter, by notice to the Administrative Agent, make written request of the Banks to extend the Termination Date for an additional period of one year. The Administrative Agent will give prompt notice to each of the Banks of its receipt of any such request for extension of the Termination Date. Each Bank shall make a determination not later than 30 days prior to the then applicable anniversary date as to whether or not it will agree to extend the Termination Date as requested; provided, however, that failure by any Bank to make a timely response to the Borrower's request for extension of the Termination Date shall be deemed to constitute a refusal by the Bank to extend the Termination Date. If, in response to a request for an extension of the Termination Date, one or more Banks shall fail to agree to the requested extension (the "Disapproving Banks"), then provided that the requested extension is approved by Banks holding at least 75% of the Commitments hereunder (the "Approving Banks"), the Borrower may, at its own expense with the assistance of the Administrative Agent, within a period of 30 days thereafter, make arrangements for another bank or financial institution agreeable to the extension of such Termination Date and reasonably acceptable to the Administrative Agent, to acquire, in whole or in part, the Loans and Commitments of the Disapproving Banks, whereupon after giving effect to the assignment of the Disapproving Banks' Loans and Commitments in accordance with the terms hereof the Termination Date shall be extended and the credit facility continued hereunder at existing levels. If on the other hand the Borrower is unable to make arrangements for the replacement of the Disapproving Banks in accordance with the terms hereof, then the Borrower shall have the option of (i) continuing the credit facility hereunder at existing levels until the Termination Date then in effect without extension, or (ii) upon payment to the Disapproving Banks of the amount of Loans and other amounts owing to them and termination of their Commitments hereunder, extending and continuing the credit facility hereunder at a lower aggregate amount equal to the Commitments held by the Approving Banks until the new Termination Date as extended. Where any such arrangements are made for another bank or financial institution to acquire the Loans and Commitments of a Disapproving Bank, or any portion thereof, then upon payment of the Loans and other amounts owing to it and termination of its Commitments relating thereto, such Disapproving Bank shall promptly transfer and assign, in whole or in part, as requested, without recourse (in accordance with and subject to the provisions of Section 10.03), all or part of its interests, rights and obligations under this Credit Agreement to such bank or financial institution which shall assume such assigned obligations and become a "Bank" under this Credit Agreement (which assignee may be another Bank, if a Bank accepts such assignment); provided, that such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority.

     2.02  Committed Revolving Loan Advances.

          (a) Notices. Whenever the Borrower desires a Committed Revolving Loan advance hereunder, it shall give written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent (a "Notice of Borrowing") not later than 10:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested advance in the case of Base Rate Loans and on the third Business Day prior to the requested advance in the case of Eurodollar Loans. Each such notice shall be irrevocable and shall specify (i) that a Committed Revolving Loan is requested,
     (ii) the date of the requested advance (which shall be a Business
     Day), (iii) the aggregate principal amount of Committed Revolving Loans requested, and (iv) whether the Loan requested shall consist of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Periods with respect thereto. If the Borrower shall fail to specify in any Notice of Borrowing (A) an applicable Interest

     Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or
     (B) the  type of  Committed Revolving  Loan requested,  then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Administrative Agent shall as promptly as practicable give each Bank notice of each requested Committed Revolving Loan advance, of such Bank's pro rata share thereof and of the other matters covered in the Notice of Borrowing.

          (b)  Minimum  Amounts.   Committed  Revolving  Loan advances
     shall be in a minimum aggregate amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof.

          (c) Advances. Each Bank will make its pro rata share of each Committed Revolving Loan advance available to the Administrative Agent by 2:00 P.M. (Charlotte, North Carolina
     time) on the date specified in the Notice of Borrowing by deposit in U.S. dollars of immediately available funds at the offices of the Administrative Agent in Charlotte, North Carolina, or at such other address in the United States as the Administrative Agent may designate in writing. All Committed Revolving Loan advances shall be made by the Banks pro rata on the basis of each Bank's respective share of the aggregate Revolving Committed Amount. No Bank shall be responsible for the failure or delay by any other Bank in its obligation to make Committed Revolving Loan advances hereunder; provided, however, that the failure of any Bank to fulfill its commitments hereunder shall not relieve any other Bank of its commitments hereunder. Unless the Administrative Agent shall have been notified by any Bank prior to the date of any such Committed Revolving Loan advance that such Bank does not intend to make available to the Administrative Agent its portion of the Committed Revolving Loan advance to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the date of such Committed Revolving Loan advance, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by a Bank, the Administrative Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a per annum rate equal to (i) if paid by such Bank, within two (2) Business Days of making such corresponding amount available to the Borrower, the overnight Federal Funds Effective Rate, and thereafter the Base

     Rate, and (ii) if paid by the Borrower, the then applicable rate calculated in accordance with Section 2.05.

     2.03 Conversion. The Borrower shall have the option, on any Business Day, to extend existing Committed Revolving Loans into a subsequent Interest Period or to convert Committed Revolving Loans into Committed Revolving Loans of another type; provided, however, that (i) except as provided in Section 2.13(iii), Eurodollar Loans may be converted into Committed Revolving Loans of another type only on the last day of an Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Committed Revolving Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Committed Revolving Loans extended as, or converted into, Eurodollar Loans shall be in such minimum amounts as provided in
Section 2.02(b), and (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent (including requests for extensions and renewals, a "Notice of Conversion") prior to 10:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of Base Rate Loans, and on the third Business Day prior to, in the case of Eurodollar Loans, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Committed Revolving Loans to be so extended or converted, the types of Committed Revolving Loans into which such Committed Revolving Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be deemed to be a reaffirmation by the Borrower that no Default or Event of Default then exists and is continuing and that the representations and warranties set forth in Section 5 are true and correct in all material respects (except to the extent they relate to an earlier period). In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Committed Revolving Loans shall be automatically converted into Base Rate Loans at the end of their Interest Period. The Administrative Agent shall give each Bank notice as promptly as practicable of any such proposed conversion affecting any Committed Revolving Loans.

     2.04    Repayment of  the Committed  Revolving  Loans.   The Committed
Revolving Loans shall be due and payable in full on the Termination Date.

     2.05 Interest on Committed Revolving Loans. The Committed Revolving Loans shall bear interest at a per annum rate equal to:

          (a)   Base  Rate Loans.   During  such periods  as Committed
     Revolving Loans shall consist of Base Rate Loans, the sum of the Base Rate plus the Applicable Margin; and

          (b)   Eurodollar Loans.   During such  periods as  Committed
     Revolving Loans shall consist of Eurodollar Loans, the sum of the Adjusted Eurodollar Rate plus the Applicable Margin;

provided, however, that from and after any failure to make any payment of principal or interest in respect of any of the Loans hereunder when due, whether at scheduled or accelerated maturity or on account of any mandatory prepayment, the principal of and, to the extent permitted by law, interest on, the Committed Revolving Loans shall bear interest, payable on demand, at a per annum rate two percent (2%) in excess of the rate otherwise applicable hereunder. Interest on Committed Revolving Loans shall be payable in arrears on each Interest Payment Date. As used herein "Applicable Margin" means from the Closing Date until the Interest
Determination Date occurring after September 30, 1994 (the "Initial Interest Rate Period"), seven-eighths percent (.875%) in the case of Eurodollar Loans and Fed Funds Swingline Loans and zero percent (0%) in the case of Base Rate Loans, and on Interest Determination Dates occurring after the Initial Interest Rate Period:

                                                Applicable Margin
             Consolidated Total Debt    Eurodollar Loan
              to Consolidated Total      and Fed Funds
  Ratings     Capitalization Ratio      Swingline Loan     Base Rate Loan

 BB/Ba2              >=55%                   1.250%           .25%
 BB+/Ba1        <55% but >=50%                .875%             0%
 BBB-/Baa3      <50% but >=45%                .750%             0%
 BBB/Baa2       <45% but >=40%                .625%             0%
 BBB+/Baa1           <40%                     .500%             0%

The appropriate Applicable Margin shall be determined based on the Borrower's unsecured senior long term debt rating as determined by Moody's, S&P and Fitch (collectively, the "Ratings Services"). If two or more of the Ratings Services have rated the Borrower's unsecured senior long term debt, the Applicable Margin shall be determined by taking the lower of the two such highest ratings. If only one or none of the Ratings Services have rated the Borrower's unsecured senior long term debt, the appropriate Applicable Margin shall be determined based on the Borrower's Consolidated Total Debt to Consolidated Total Capitalization Ratio. Where the Applicable Margin is determined based on the Consolidated Total Debt to Consolidated Total Capitalization Ratio, the appropriate Applicable Margin shall be determined and adjusted quarterly 45 days after the end of each of the Borrower's fiscal quarters (an "Interest Determination Date") upon receipt of, and based on, the company-prepared quarterly financial statements delivered in accordance with provisions of Section 6.01(b), such Applicable Margin to be effective from such Interest Determination Date until the next such quarterly Interest Determination Date.

     2.06 Committed Revolving Notes. Committed Revolving Loans by each Bank shall be evidenced by a duly executed promissory note of the Borrower to each such Bank dated as of the Closing Date in an original principal amount equal to such Bank's Revolving Committed Amount and substantially in the form of Schedule 2.06 (such promissory note, as amended, modified, extended, renewed or replaced from time to time is hereinafter referred to individually as a "Committed Revolving Note" and collectively as the "Committed Revolving Notes").

     2.07  Swingline Loan Subfacility.

          (a) Swingline Commitment. Subject to and upon the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a "Swingline Loan" and, collectively, the "Swingline Loans") from time to time from the Initial Funding Date until the Termination Date for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the "Swingline Committed Amount"), and
     (ii) the sum of Committed Revolving Loans plus Swingline Loans plus Competitive Loans outstanding at any time shall not exceed the lesser of the Revolving Committed Amount or the Borrowing Base. Swingline Loans hereunder may consist of Base Rate Loans or Fed Funds Swingline Loans (or a combination thereof) as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

          (b)   Swingline Loan Advances.

            (i) Notices; Disbursement. Whenever the Borrower desires a Swingline Loan advance hereunder it shall give written notice (or telephone notice promptly confirmed in writing) to the Swingline Lender and to the Administrative Agent (not later than 11:00 a.m. (Charlotte, North Carolina time) on the Business Day of the requested Swingline Loan advance. Each such notice shall be irrevocable and shall specify (A) that a Swingline Loan advance is requested, (B) the date of the requested Swingline Loan advance (which shall be a Business Day), (C) the aggregate principal amount of the Swingline Loan advance requested and (D) whether the Swingline Loan shall consist of Base Rate Loans, Fed Funds Swingline Loans or a combination thereof. The Swingline Lender shall initiate the transfer of funds representing the Swingline Loan advance to the Borrower by 1:30 p.m. (Charlotte, North Carolina time) on the Business Day specified by the Borrower in the applicable Notice of Borrowing.

           (ii) Minimum Amounts. Each Swingline Loan advance shall be in a minimum principal amount of $250,000 and integral multiples of $100,000 in excess thereof.

          (iii) Repayment of Swingline Loans. Each Swingline Loan advance shall be due and payable on the earliest of (A) 30 days from the date of advance thereof, (B) the date of the next Committed Revolving Loan advance or Competitive Loan advance hereunder, if sooner, or (C) the Termination Date. If, and to the extent, any Swingline Loan advances shall be outstanding on the date of any Committed Revolving Loan advance or any Competitive Loan advance, such Swingline Loans shall first be repaid from the proceeds of such Committed Revolving Loan advance or Competitive Loan advance prior to distribution to the Borrower. If, and to the extent, Committed Revolving Loans or Competitive Loans are not requested prior to the Termination Date or the end of any such 30 day period from the date of any such Swingline Loan advance, the Borrower shall be deemed to have requested a Committed Revolving Loan comprised solely of Base

          Rate Loans in the amount of such Swingline Loan advance then outstanding, the proceeds of which shall be used to repay the Swingline Lender for such Swingline Loan. In addition, the Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Committed Revolving Loan advance, in which case the Borrower shall be deemed to have requested a Committed Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Termination Date and upon the occurrence of any Event of Default described in Section 8.01(f) and also upon acceleration of the Obligations hereunder, whether on account of an Event of Default described in Section 8.01(f) or any other Event of Default, and the exercise of remedies in accordance with the provisions of
          Section 8.02 hereof (each such Committed Revolving Loan advance made on account of any such deemed request therefor as provided herein being hereinafter referred to as a "Mandatory Borrowing"). Each Bank hereby irrevocably agrees to make such Committed Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (I) the amount of Mandatory Borrowing may not comply with the minimum amount for advances of Committed Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 2.09 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure for any such request or deemed request for Committed Revolving Loan to be made by the time otherwise required in
          Section 2.02(a), (V)  the date  of such  Mandatory Borrowing,  or
          (VI) any reduction in the Revolving Committed Amount or termination of the Commitments relating thereto immediately prior to such Mandatory Borrowing or contemporaneous therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Bank to share in such Swingline Loans ratably based upon its respective Revolving Loan Commitment (determined before giving effect to any termination of the Commitments pursuant to Section 8.02), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and
          (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Bank shall be required to pay to the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Base Rate.

          (c)  Interest  on Swingline  Loans.   Swingline Loans  shall bear
     interest at a per annum rate equal to:

            (i)     Base  Rate  Loans.    During  such  periods  as  a
          Swingline Loan shall consist of Base Rate Loans, the sum of the Base Rate plus the Applicable Margin; and

           (ii) Fed Funds Swingline Loans. During such period as a Swingline Loan shall consist of Fed Funds Swingline Loans, the sum of the Applicable Federal Funds Rate plus the Applicable Margin;

     provided, however, that from and after any failure to make any payment of principal or interest in respect of any of the Loans hereunder when due, whether at scheduled or accelerated maturity or on account of any mandatory prepayment, the principal of and, to the extent permitted by law, interest on, Swingline Loans shall bear interest, payable on demand, at a per annum rate two percent (2%) in excess of the rate otherwise applicable hereunder. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

          (d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender dated as of the Closing Date in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.07(d) (as amended, modified, supplemented, extended, renewed or replaced from time to time, the "Swingline Note").

     2.08  Competitive Loan Subfacility.

          (a) Competitive Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, from such time as the Borrower shall have attained, and for so long as the Borrower shall maintain, a ratio of Consolidated Total Debt to Consolidated Total Capitalization of less than .45:1.0 for two consecutive fiscal quarters, the Borrower may, from time to time from the Initial Funding Date (for so long as the Borrower shall maintain such ratio of Consolidated Total Debt to Consolidated Total Capitalization required hereby) until the earlier of the Termination Date or the termination of the Commitments hereunder, request and each Bank may, in its sole discretion, agree to make Competitive Loans to the Borrower; provided, however, (i) the aggregate amount of Competitive Loans shall not at any time exceed the lesser of THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000) or the
     Revolving Committed Amount (the "Competitive Loan Maximum Amount"), and (ii) the sum of Committed Revolving Loans plus

     Swingline Loans plus Competitive Loans shall not at any time exceed the lesser of the aggregate Revolving Committed Amount or the Borrowing Base. Each Competitive Loan shall be comprised entirely of Fixed Rate Loans. Each Competitive Loan shall be not less than $5,000,000 in the aggregate and integral multiples of $1,000,000 in excess thereof (or the remaining portion of the Competitive Loan Maximum Amount, if less).

          (b) Competitive Bid Requests. The Borrower may solicit Competitive Bids by delivery of a Competitive Bid Request
     substantially   in  the   form   of  Schedule   2.08(b)  to   the
     Administrative Agent by 12:00 noon (Charlotte, North Carolina time) on a Business Day not less than three (3) nor more than ten
     (10) Business Days prior to the date of a requested Competitive Loan advance. A Competitive Bid Request shall specify (i) the date of the requested Competitive Loan advance (which shall be a Business Day), (ii) the amount of the requested Competitive Loan advance and (iii) the applicable Interest Periods requested and shall be accompanied by payment of the Competitive Bid Request Fee, if any. The Administrative Agent shall notify the Banks of its receipt of a Competitive Bid Request and the contents thereof and invite the Banks to submit Competitive Bids in response thereto. A form of such notice is provided in Schedule 2.08(b)-
     2. No more than three Competitive Bid Requests (e.g., the Borrower may request Competitive Bids for no more than three different Interest Periods at a time) shall be submitted at any one time and Competitive Bid Requests may be made no more frequently than once every ten (10) Business Days.

          (c) Competitive Bid Procedure. Each Bank may, in its sole discretion, make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid must be received by the Administrative Agent not later than 10:00 a.m. (Charlotte, North Carolina time) on the proposed date of a Competitive Loan advance; provided, however, that should the Administrative Agent, in its capacity as a Bank, desire to submit a Competitive Bid it shall notify the Borrower of its Competitive Bid and the terms thereof not later than 9:30 A.M. (Charlotte, North Carolina time) on the proposed date of a Competitive Loan advance. A Bank may offer to make all or part of the requested Competitive Loan advance and may submit multiple Competitive Bids in response to a Competitive Bid Request. The Competitive Bid shall specify (i) the particular Competitive Bid Request as to which the Competitive Bid is submitted, (ii) the minimum (which shall be not less than $1,000,000 and integral multiples of $500,000 in excess thereof) and maximum principal amounts of the requested Competitive Loan or Loans as to which the Bank is willing to make, and (iii) the applicable interest rate or rates and Interest Period or Periods therefor. A form of such Competitive Bid is provided in Schedule 2.08(c). A Competitive Bid submitted by a Bank in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall promptly notify the Borrower of all Competitive Bids made and the terms thereof. The Administrative Agent shall send a copy of each of the Competitive Bids to the Borrower for its records as soon as practicable.

          (d) Acceptance of Competitive Bids. The Borrower may, in its sole and absolute discretion, subject only to the provisions of this subsection (d), accept or refuse any Competitive Bid offered to it. To accept a Competitive Bid, the Borrower shall give written notification (or telephone notice promptly confirmed in writing) of its acceptance of any or all such Competitive Bids to the Administrative Agent by 11:00 A.M. (Charlotte, North Carolina time) on the proposed date of a Competitive Loan advance; provided, however, (i) the failure by the Borrower to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a refusal thereof, (ii) the Borrower may accept Competitive Bids only in ascending order of rates, (iii) the aggregate amount of Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) the Borrower may accept a portion of a Competitive Bid in the event, and to the extent, acceptance of the entire amount thereof would cause the Borrower to exceed the principal amount specified in the Competitive Bid Request, subject however to the minimum amounts provided herein (and provided that where two or more such Banks may submit such a Competitive Bid at the same such Competitive Bid Rate, then pro rata between or among such Banks) and (v) no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof, except that where a portion of a Competitive Bid is accepted in accordance with the provisions of subsection (iv) hereof, then in a minimum principal amount of $100,000 and integral multiples thereof (but not in any event less than the minimum amount specified in the Competitive
     Bid), and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to subsection (iv) hereof, the amounts shall be rounded to integral multiples of $100,000 in a manner which shall be in the discretion of the Borrower. A notice of acceptance of a Competitive Bid given by the Borrower in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall, not later than 12:00 noon (Charlotte, North Carolina time) on the proposed date of a Competitive Loan advance, notify each bidding Bank whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate), and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

          (e) Funding of Competitive Loans. Each Bank which is to make a Competitive Loan shall make its Competitive Loan advance available to the Administrative Agent by 1:30 P.M. (Charlotte, North Carolina time) on the date specified in the Competitive Bid Request by deposit in U.S. dollars of immediately available funds at the office of the Administrative Agent in Charlotte, North Carolina, or at such other address as the Administrative Agent may designate in writing, as provided in Section 2.02(c). The Administrative Agent will, upon receipt thereof by such time, initiate the transfer of funds representing such Competitive Loans to the Borrower by 2:30 p.m. (Charlotte, North Carolina time) on the same such date specified in the Competitive Bid Request.

          (f) Maturity of Competitive Loans. Each Competitive Loan shall mature and be due and payable in full on the last day of the Interest Period applicable thereto. Unless the Borrower shall give notice to the Administrative Agent otherwise, the Borrower shall be deemed to have requested a Committed Revolving Loan advance in the amount of the maturing Competitive Loan, the proceeds of which will be used to repay such Competitive Loan.

          (g) Interest on Competitive Loans. The Competitive Loans shall bear interest in each case at the Competitive Bid Rate applicable thereto; provided, however, that from and after any failure to make any payment of principal or interest in respect of the Loans hereunder when due, whether at scheduled or accelerated maturity or on account of any mandatory prepayment, the principal of and, to the extent permitted by law, interest on, each Competitive Loan shall bear interest, payable on demand, at a per annum rate two percent (2%) in excess of the Base Rate.

          (h) Competitive Loan Notes. The Competitive Loans shall be evidenced by a duly executed promissory note of the Borrower to each Bank dated as of the Closing Date in an original principal amount equal to the Competitive Loan Maximum Amount and substantially in the form of Schedule 2.08(h) (such promissory note, as amended, modified, extended, renewed or replaced from time to time is hereinafter referred to individually as a "Competitive Loan Note" and collectively as the Competitive Loan Notes").

     2.09  Conditions of Lending.

          (a)  Conditions.   The obligation  to make any  Extension of
     Credit hereunder is subject to satisfaction of the following conditions:

             (i) receipt of a Notice of Borrowing pursuant to Section 2.02(a) or 2.07(b)(i) or Competitive Bid Request pursuant to
          Section 2.08;

            (ii) the  representations  and  warranties  set  forth  in
          Section 5 hereof shall be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

           (iii) immediately after giving effect to the requested Extension of Credit, (A) with regard to each Bank individually, the Bank's pro rata share of the outstanding Committed Revolving Loans and Swingline Loans shall not exceed such Bank's Revolving Committed Amount, and (B) with regard to the Banks collectively, (I) the sum of Committed Revolving Loans plus Swingline Loans plus Competitive Loans then outstanding shall not exceed the lesser of the aggregate Revolving Committed Amount or the Borrowing Base,
          (II)  the  aggregate amount  of  Swingline  Loans shall  not exceed the Swingline Committed Amount, and (III) the aggregate amount of Competitive Loans shall not exceed the Competitive Loan Maximum Amount; and

             (iv) no Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto.

          (b) Reaffirmation. Each request for a Committed Revolving Loan advance or Swingline Loan advance pursuant to a Notice of Borrowing or a Notice of Conversion and for Competitive Bid pursuant to a Competitive Bid Request shall be deemed to be representation and warranty by the Borrower of the correctness of the matters specified in this subsections (a)(ii), (iii) and (iv) hereof.

     2.10 Termination of Commitments. The Borrower may from time to time permanently terminate the Revolving Committed Amount and/or the Swingline Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 and integral multiples of $1,000,000 in excess thereof) upon 3 Business Days' prior written notice to the Administrative Agent and, in the case of a reduction in the Swingline Commitment, also to the Swingline Lender.

     2.11  Fees.

          (a) Upfront Fee. The Borrower agrees to pay in immediately available funds to the Administrative Agent for the benefit of the Banks on or before the Closing Date an upfront fee (the "Upfront Fee") in the amounts provided in the Administrative Agent's Fee Letter between the Borrower and the Administrative Agent.

          (b) Commitment Fees. In consideration for the Commitments by the Banks hereunder, the Borrower agrees to pay to the
     Administrative Agent quarterly in arrears on the 15th day following the last day of each of the Borrower's fiscal quarters for the ratable benefit of the Banks a commitment fee (the "Commitment Fee") of (i) from the Closing Date until the Initial Funding Date, one-eighth of one percent (1/8%) per annum, and
     (ii) from the Initial Funding Date and thereafter, one-fourth of one percent (1/4%) per annum, on the average daily unused amount of the Revolving Committed Amount for such prior quarter. This Commitment Fee shall accrue from the Closing Date. For purposes of computation of the Commitment Fee, neither Swingline Loans nor Competitive Loans shall be counted toward or considered usage under the Committed Revolving Loan facility.

          (c) Administrative Agent's Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative and other fees referred to in the Administrative Agent's Fee Letter other than the Upfront Fee (the "Administrative Agent's Fees").

          (d) Competitive Bid Request Fee. The Borrower shall make payment to the Administrative Agent of the applicable Competitive Bid Request Fee, if any, concurrently with delivery of such Competitive Bid Request (whether or not any Competitive Bid is offered by a Bank, accepted by the Borrower or extended by the offering Bank pursuant thereto).

     2.12  Prepayments.

          (a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (A) Eurodollar Loans and Fixed Rate Loans may only be prepaid (y) on the last day of an Interest Period applicable thereto or (z) on a day that is not the last day of an Interest Period applicable thereto if the Borrower pays to the applicable Banks any amounts due under Section 2.15(ii), and (B) each such partial prepayment shall be a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the amount then outstanding, if less). Amounts prepaid on the Loans may be reborrowed in accordance with the provisions hereof. If the Borrower shall fail to specify the manner of application, prepayments shall be applied first to Base Rate Loans and Fed Funds Swingline Loans, then to Eurodollar Loans and Fixed Rate
     Loans in direct order of their Interest Period maturities (and pro-rata to the extent such maturities are the same).

          (b) Mandatory Prepayments. If at any time (i) the sum of Committed Revolving Loans plus Swingline Loans plus Competitive Loans shall exceed the lesser of the aggregate Revolving Committed Amount or the Borrowing Base, (ii) the aggregate amount of Swingline Loans shall exceed the Swingline Committed Amount, or (iii) the aggregate amount of the Competitive Loans shall exceed the Competitive Loan Maximum Amount, then in any such instance the Borrower shall immediately make payment on the Loans in an amount sufficient to eliminate the deficiency. In the case of a mandatory payment required on account of subsections (ii) or
     (iii), the amount required to be paid hereby shall serve to temporarily reduce the Revolving Committed Amount (for purposes of borrowing availability hereunder, but not for purposes of computation of fees) by the amount of the payment required until such time as the situation described in subsection (ii) or (iii) shall no longer exist. Further, in the event the Borrower or any other Credit Party shall make a public issuance of indebtedness, then the Borrower shall immediately make payment on the Loans hereunder in an amount equal to the lesser of (A) fifty percent (50%) of the amount of net proceeds received from such public issuance, or (B) the amount of Loans then outstanding, and the

     Revolving Committed Amount hereunder shall be permanently reduced by an amount equal to fifty percent (50%) of the amount of net proceeds received from such public issuance. Payments made under this subsection 2.12(b) shall be applied first to Committed Revolving Loans, then to Swingline Loans and then to Competitive Loans, and with respect to the types of Loans, first to Base Rate Loans and Fed Funds Swingline Loans and then to Eurodollar Loans and Fixed Rate Loans in direct order of their Interest Period maturities (and pro-rata to the extent such maturities are the same). The Administrative Agent will, to the extent it may have knowledge, as a courtesy and not as a requirement, give prompt notice to the Borrower of any situation which may give rise to a mandatory prepayment under this Section 2.12(b); provided, however, delivery of any such notice by the Administrative Agent shall not constitute any kind of condition to the Borrower's obligation to make such mandatory prepayment, which obligation shall exist and be immediately owing notwithstanding the failure or inability of the Administrative Agent to give such notice.

          (c)   Notice.    The Borrower  will  provide notice  to  the
     Administrative Agent of any prepayment by 10:00 a.m. (Charlotte, North Carolina time) on the date of prepayment.

     2.13 Increased Costs, Illegality, etc. In the event any Bank shall determine (which determination shall be final and conclusive and binding on all the parties hereto absent manifest error) that:

          (i) Unavailability. On any date for determining the appropriate Adjusted Eurodollar Rate for any Interest Period, that by reason of any changes arising on or after the date of this Credit Agreement affecting the interbank Eurodollar market, dollar deposits in the principal amount requested are not generally available in the interbank Eurodollar Market, or adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted Eurodollar Rate; then Eurodollar Loans will no longer be available, and request for a Eurodollar Loan shall be deemed requests for Base Rate Loans, until such time as such Bank shall notify the Borrower that the circumstances giving rise thereto no longer exist.

          (ii) Increased Costs. At any time that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans because of (x) any change since the date of this Credit Agreement in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) including without limitation the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (excluding taxes) as related to Eurodollar Loans (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate and/or (y) other circumstances (excluding taxes) arising after the date of this Credit Agreement affecting such Bank, the interbank Eurodollar market or the position of such Bank in such market; then the Borrower shall pay to such Bank promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank may determine in its reasonable discretion) as may be required to compensate such Bank for such increased costs or reductions in amounts receivable hereunder (written notice as to the additional amounts owed to such Bank, showing the basis for calculation thereof, shall, absent manifest error, be final and conclusive and binding on all parties hereto; provided, however, that such determinations are made on a reasonable basis).

          (iii) Illegality. At any time after the date of this Credit Agreement, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impossible as a result of a contingency occurring after the date of this Credit Agreement which materially and adversely affects the interbank Eurodollar market; then Eurodollar Loans will no longer be available, requests for Eurodollar Loans shall be deemed requests for Base Rate Loans and the Borrower may, and upon direction of the Bank, shall, as promptly as possible and, in any event within the time period required by law, have any such Eurodollar Loans then outstanding converted into Base Rate Loans.

     2.14 Capital Adequacy. If after the date of this Credit Agreement, any Bank has determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Upon determining in good faith that any additional amounts will be payable pursuant to this Section, such Bank will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section. Determination by any such Bank of amounts owing under this Section shall, absent manifest error, be final and conclusive and binding on the parties hereto; provided, however, that such determinations are made on a reasonable basis. Failure on the part of any Bank to demand compensation for any period hereunder shall not constitute a waiver of such Bank's rights to demand any such compensation in such period or in any other period; provided, however, that if such demand is made more than 180 days after the Bank had knowledge of the occurrence of any event described above regarding capital adequacy, the Borrower shall not be obligated to reimburse the Bank for amounts incurred prior to the date on which the Borrower receives such demand for compensation under this Section 2.14.

     2.15 Compensation. The Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Bank to fund its Eurodollar Loans or Fixed Rate Loans) which such Bank may sustain:

          (i) if for any reason a borrowing of Eurodollar Loans or Fixed Rate Loans does not occur on a date specified therefor in a Notice of Borrowing, Notice of Conversion or Competitive Bid Request;

          (ii) if any repayment or conversion of any Eurodollar Loan or Fixed Rate Loan occurs on a date which is not the last day of an Interest Period applicable thereto including without limitation in connection with any demand, repayment, acceleration or otherwise;

          (iii) if any prepayment of any Eurodollar Loan or Fixed Rate Loan is not made on any date specified in a notice of prepayment given by the Borrower; or

          (iv) as a consequence of (x) any other default by the Borrower to repay its Loans when required by the terms of this Credit Agreement or (y) an election made pursuant to this Section.

Calculation of all amounts payable to a Bank under this Section shall be made as though the Bank has actually funded its relevant Eurodollar Loan or Fixed Rate Loan, in the case of Eurodollar Loans through the purchase of a Eurodollar deposit bearing interest at the Adjusted Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and in the case of Eurodollar Loans, through the transfer of such Eurodollar deposit from an offshore office of that Bank to a domestic office of that Bank in the United States of America; provided, however, that each Bank may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

     2.16 Net Payments. All payments made by the Borrower hereunder will be made without setoff or counterclaim. All payments by the Borrower under this Credit Agreement to or for the benefit of a Bank that is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall be made free and clear of and without deduction or withholding for any future withholding or similar tax imposed by the United States or any political subdivision thereof excluding any tax (i) on income effectively connected with such Bank's conduct of a business within the United States or (ii) that would not be imposed absent a failure of such Bank to provide the documentation required by Section 2.21 hereof (such nonexcluded taxes being hereafter referred to as the "Taxes"). If the Borrower shall be required to withhold or deduct Taxes from any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that the amount received is equal to the sum which would have been received had no withholdings or deductions been made, (ii) the Borrower shall make such necessary withholdings or deductions, and (iii) the Borrower shall pay the full amount withheld or deducted to the relevant authority according to applicable law so that such Bank shall not be required to make any deduction or payment of Taxes. If any such Bank receives a refund or credit (against any other tax) of any Taxes paid by the Borrower hereunder, the Bank shall promptly pay the full amount of such refund (including any interest received thereon) or credit to the Borrower.

     2.17 Change of Lending Office; Right to Substitute Lender.

          (a) Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13(ii) or (iii) or 2.16, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Except in the case of a change of lending office made at the request of the Borrower, no change in lending office will be made if greater costs and expenses would result under Section 2.13(ii) or (iii) or 2.16 on account of any such change in designation. Nothing in this Section shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 2.13, 2.14 or 2.16.

          (b) In addition to the Borrower's rights under Section 2.17(a), upon the occurrence of any event giving rise to the operation of
     Section 2.13(ii) or (iii) or 2.16, the Borrower may, within a period of sixty (60) days following the Borrower's obtaining knowledge of the occurrence of the event giving rise to the operation of such provisions, at its own expense, make arrangements for another bank or financial institution reasonably acceptable to the Administrative Agent to purchase and accept the rights and obligations under this Credit Agreement of any Bank entitled to payment under Section 2.13(ii) or (iii) or Section 2.16, whereupon such Bank shall assign to the bank or financial institution designated by the Borrower its rights and obligations hereunder pursuant to the provisions of Section 10.03(b) of this Credit Agreement.

     2.18 Payments and Computations. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Administrative Agent in U.S. dollars in immediately available funds at its offices at NationsBank Plaza, NC1-002-06-19, Charlotte, North Carolina not later than 2:00 p.m. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Administrative Agent (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, Fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Banks in such manner as the Administrative Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 2.20). The Administrative Agent will thereafter cause to be distributed promptly like funds relating to the payment of principal or interest or fees ratably to the Banks entitled to receive such payments in accordance with the terms of this Credit Agreement. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 365/366 days, in the case of interest on Base Rate Loans, and over a year of 360 days in all other instances. Interest shall accrue from and include the date of advance, but exclude the date of payment.

     2.19   Pro  Rata Treatment.   Except to the  extent otherwise provided
herein:

          (a) Committed Revolving Loans. Each Committed Revolving Loan (including without limitation each Mandatory Borrowing), each payment or prepayment of principal of any Committed
     Revolving Loan, each payment of interest on the Committed Revolving Loans, each payment of Commitment Fees, each reduction of the Revolving Committed Amount, and each conversion or continuation of any Committed Revolving Loan, shall be allocated pro rata among the relevant Banks in accordance with the respective applicable Revolving Loan Commitments (or, if the Commitments of such Banks have expired or been terminated, in accordance with the principal amounts of the outstanding Committed Revolving Loans and Participation Interests of such Banks); and

          (b) Competitive Loans. Should the Borrower fail to specify the particular Competitive Loans as to which any payment or other amount should be applied and it is not otherwise clear as to the particular Competitive Loans to which such payment or other amounts relate, or any such payment or other amount is to be applied to Competitive Loans without regard to any such direction by the Borrower, then each payment or prepayment of principal on Competitive Loans and each payment of interest or other amount on or in respect of Competitive Loans, shall be allocated pro rata among the relevant Competitive Loan Banks in accordance with the then outstanding amounts of their respective Competitive Loans.

     2.20 Sharing of Payments. The Banks agree among themselves that, in the event that any Bank shall obtain payment in respect of any Loan through the exercise of a right of set-off, banker's lien, counterclaim or otherwise in excess of its pro rata share as provided for in this Credit Agreement, such Bank shall promptly purchase from the other Banks a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Banks share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Banks further agree among themselves that if payment to a Bank obtained by such Bank through the exercise of a right of set-off, banker's lien, counterclaim or otherwise as aforesaid shall be rescinded or must otherwise be restored, each Bank which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Bank whose payment shall have been rescinded or otherwise restored. The Borrower and each other Credit Party agrees that any Bank so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Bank were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Bank or the Administrative Agent shall fail to remit to the Administrative Agent or any other Bank an amount payable by such Bank or the Administrative Agent to the Administrative Agent or such other Bank pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Bank at a rate per annum equal to the Federal Funds Effective Rate.

     2.21  Foreign Lenders.   Each   Bank  (which,  for  purposes  of  this
Section 2.21, shall include any Affiliate of a Bank that makes any Eurodollar Loan advance pursuant to the terms of this Credit Agreement) that is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Bank after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of (A) either
(1) Form 1001 of the United States Internal Revenue Service entitling such Bank to a complete exemption from withholding on all amounts to be received by such Bank pursuant to this Agreement and/or the Notes or (2) Form 4224 of the United States Internal Revenue Service relating to all amounts to be received by such Bank pursuant to this Agreement and/or the Notes and (B) an Internal Revenue Service Form W-8 or W-9 entitling such Bank to receive a complete exemption from United States backup withholding tax. Each such

Bank shall, from time to time thereafter, submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Administrative Agent or (2) appropriate under then current United States laws or regulations. Upon the reasonable request of the Borrower or the Administrative Agent, each Bank that has not provided the forms or other documents, as provided above, on the basis of being a United States person shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a "United States person."


                                 SECTION 3

                                 GUARANTEE


     3.01 The Guarantee. Each of the Guarantors hereby jointly and severally guarantees to each Bank, the Agent, Administrative Agent and Co-Agents as hereinafter provided the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

     3.02 Obligations Unconditional. The obligations of the Guarantors under Section 3.01 hereof are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

        (i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

       (ii) any of the acts mentioned in any of the provisions of any of the Credit Documents or any other agreement or instrument referred to therein shall be done or omitted;

      (iii)   the  maturity  of  any  of   the  Obligations  shall  be
     accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

       (iv) any Lien granted to, or in favor of, the Administrative Agent or any Bank or Banks as security for any of the Obligations shall fail to attach or be perfected; or

        (v) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Bank exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

     3.03  Reinstatement.   The  obligations of the  Guarantors under  this
Section 3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify each of the Administrative Agent and each Bank on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent or such Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

     3.04 Certain Additional Waivers. Without limiting the generality of the provisions of any other Section of this Section 3, each Guarantor hereby specifically waives the benefits of VA. Code Ann. (section mark) (section mark) 49-25 and 49-26
(1950, as amended). Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations. In addition, each Guarantor hereby waives and renounces any and all rights it has or may have for subrogation, indemnity, reimbursement or contribution against the Borrower for amounts paid by such Guarantor pursuant to Section
3.01. This waiver is expressly intended to prevent the existence of any claim in respect to such reimbursement by any Guarantor against the estate of the Borrower within the meaning of Section 101 of the Bankruptcy Code, and to prevent any Guarantor from constituting a creditor of the Borrower in respect of such reimbursement within the meaning of Section 547(b) of the Bankruptcy Code in the event of a subsequent case involving the Borrower.

     3.05 Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Banks, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.02 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.02) for purposes of Section
3.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of said Section 3.01.

     3.06   Continuing Guarantee.   The guarantee  in this Section  3 is  a
continuing guarantee, and shall apply to all Obligations whenever arising.

     3.07 Limitation of Guarantee. The liability of each Guarantor with respect to the Obligations guaranteed hereunder shall not exceed the Maximum Guaranteed Amount as determined at the earlier of the date of commencement of a case under the Bankruptcy Code in which the Guarantor is a debtor or the date enforcement is sought under this Section 3.


                                 SECTION 4

                            CONDITIONS PRECEDENT


     4.01  Conditions to Closing.   The closing of this credit  facility is
subject to satisfaction of the following conditions (in form and substance acceptable to the Administrative Agent:

          (a)  Executed  Credit Documents.   Receipt by the  Administrative
     Agent of copies of the Credit Agreement, the Notes and the other Credit Documents, if any (in sufficient numbers to provide a fully executed original to each Bank) as executed by the Borrower and the other Credit Parties other than Stuart Medical.

          (b) Fees. Payment to the Administrative Agent of the portion of the Upfront Fees and Administrative Agent's Fees payable on the Closing Date.

     4.02 Conditions to Initial Loan Advance. The obligation of the Banks to make the initial Loan advance is subject, at the time of the making of such initial Loan advance, to satisfaction of the following conditions (in form and substance acceptable to the Administrative Agent and the Required Banks):

          (a) No Default; Representations and Warranties. Both at the time of the making of such Loan and after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents then in effect shall be true and correct in all material respects.

          (b) Opinions of Counsel. Receipt by the Administrative Agent of the opinions of Drew St.J. Carneal, Esq., Senior Vice President and Corporate Counsel of the Borrower, and Hunton & Williams, special counsel to the Borrower and the Guarantors, substantially in the forms of Schedules 4.01(b)(1) and (2), respectively, (in sufficient numbers to provide a fully executed original to each Bank).

          (c) Corporate Documents. Receipt by the Administrative Agent of the following:

             (i) Articles of Incorporation. Copies of the articles of incorporation or charter documents of the Borrower and the Guarantors certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation.

            (ii) Resolutions. Copies of resolutions of the Board of Directors of the Borrower and the Guarantors approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date and containing therein certification of the incumbency and specimen signatures of the officers of the Credit Parties executing the Credit Documents.

           (iii) Bylaws. A copy of the bylaws of the Borrower and the Guarantors certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

            (iv) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to the Borrower and the Guarantors certified as of a recent date by the appropriate governmental authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing would have a Material Adverse Effect and (ii) a certificate indicating payment of all corporate franchise taxes in such states of incorporation certified as of a recent date by the appropriate governmental taxing authorities, to the extent generally available from such authorities.

          (d) Acquisition of Stuart Medical. Receipt by the Administrative Agent of the Agreement of Exchange dated as of December 22, 1993 as amended and restated as of March 31, 1994 among Stuart Medical, the Borrower and Owens & Minor, Inc. and certain shareholders of Stuart Medical (the "Exchange Agreement") relating to the acquisition of Stuart Medical by the Borrower, together with evidence
     (i) that consummation of the acquisition of Stuart Medical pursuant to the terms thereof shall have occurred prior to or will occur contemporaneous with the initial Loan advance hereunder; (ii) that Stuart Medical (or its assets, as appropriate) shall have been acquired free and clear of liens, security interests, claims and other encumbrances, except for certain permitted liens as provided in the Exchange Agreement, all of which Liens shall, upon consummation of the acquisition contemplated in the Exchange Agreement and the corporate reorganization contemplated in connection therewith and funding of the Loans hereunder, constitute Permitted Liens hereunder, (iii) that the aggregate amount paid (including indebtedness assumed) in connection with the acquisition of Stuart Medical shall not exceed $325,000,000 (with the Series B Preferred Stock of the Borrower to be issued in connection with such acquisition being valued at $115,000,000 for this purpose); (iv) that the corporate structure of the Borrower and its Subsidiaries upon consummation of such acquisition of Stuart Medical shall not differ in any material respect from the corporate structure contemplated in the Exchange Agreement, (v) that all consents and approvals, if any, necessary in connection with consummation of such acquisition (including compliance with the Hart-Scott-Rodino Act) shall have been obtained and (vi) that the cash amount of accounting, investment banking, financial advisory and legal fees and expenses paid or incurred by the Borrower in connection with such acquisition shall not exceed $5,000,000 in the aggregate.

          (e) Addition of Stuart Medical as a Credit Party. Stuart Medical shall have joined in the execution of this Credit Agreement as a Guarantor and Credit Party contemporaneous with the initial funding hereunder.

          (f) Termination of Existing Credit Facilities. Receipt by the Administrative Agent of evidence of repayment and termination of the existing revolving credit facility extended to Owens & Minor, Inc. by Crestar Bank and NationsBank of Virginia, N.A.

          (g)   Outside  Initial Funding  Date.   The Initial  Funding Date
     shall not occur later than May 31, 1994.


                                 SECTION 5

                       REPRESENTATIONS AND WARRANTIES

     Each Credit Party hereby represents and warrants to the Agents and each Bank that:

     5.01 Organization and Good Standing. Such Credit Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation, is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect, and has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

     5.02 Due Authorization. Such Credit Party (i) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for, and (ii) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party.

     5.03 No Conflicts. Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (i) violate or conflict with any provision of its articles of incorporation or bylaws, (ii) violate, contravene or materially conflict with any law, regulation (including without limitation Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have a Material Adverse Effect, (iv) result in or require the creation of any lien, security interest or other charge or encumbrance (other than those contemplated in or created in connection with the Credit Documents) upon or with respect its properties, the creation of which would have a Material Adverse Effect.

     5.04  Consents.   No consent, approval, authorization or  order of, or
filing, registration or qualification with, any court or governmental authority or third party in respect of such Credit Party is required in connection with the execution, delivery or performance of this Credit Agr-eement or any of the other Credit Documents by the Borrower or any Guarantor, or if required, such consent, approval and authorization has been obtained.

     5.05 Enforceable Obligations. This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors' rights generally or by general equitable principles.

     5.06 Financial Condition. The financial statements and financial information provided to the Banks, consisting of, among other things, an audited consolidated balance sheet of the Borrower and its Subsidiaries dated as of December 31, 1993 together with related consolidated statements of income, stockholders' equity and changes in financial position or cash flow certified by KPMG Peat Marwick, certified public accountants, are true and correct in all material respects and fairly represent the financial condition of the Borrower and its Subsidiaries as of such date; such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as noted therein); and since the date of such financial statements there have occurred no changes or circumstances which have had or are likely to have a Material Adverse Effect.

     5.07  No Default.  No Default or Event of Default presently exists.

     5.08 Liens. Except for Permitted Liens, such Credit Party has good and marketable title to all of its properties and assets free and clear of all liens, encumbrances, mortgages, pledges, security interests and other adverse claims of any nature.

     5.09 Indebtedness. Such Credit Party has no Indebtedness (including without limitation Guaranty Obligations, reimbursement or other contingent obligations) except as disclosed in the financial statements referenced in
Section 5.06 and as set forth in Schedule 5.09.

     5.10 Litigation. Except as disclosed in Schedule 5.10, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of a Responsible Officer of such Credit Party, threatened against such Credit Party or any of its Restricted Subsidiaries which, if adversely determined, would likely have a Material Adverse Effect. For purposes hereof, in the case of proceedings involving only monetary damages, $5,000,000 or more in any instance shall be considered as having a Material Adverse Effect. Since the date of this Credit Agreement (or the date of the most recent update hereunder), there has been no material adverse change in the status of any actions, suits, investigations, litigation or proceedings disclosed hereunder which is likely to result in a Material Adverse Effect.

     5.11 Material Agreements. Such Credit Party is not in default in any material respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other material agreement or obligation to which it is a party or by which any of its properties is bound which default would have a Material Adverse Effect.

     5.12 Taxes. Such Credit Party has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing (or necessary to preserve any liens in favor of the Banks) by it, except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with generally accepted accounting principles. Such Credit Party is not aware of any proposed material tax assessments against it or any other members of the Consolidated Borrower Group.

     5.13 Compliance with Law. Such Credit Party is in substantial compliance with all laws, rules, regulations, orders and decrees (including without limitation environmental laws) applicable to it, or to its properties, the failure to comply with which would have a Material Adverse Effect.

     5.14 ERISA. (i) No Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Plan; (ii) no Plan has an unfunded current liability (determined under Section 412 of the Code) or an accumulated funding deficiency, (iii) no proceedings have been instituted, or, to the knowledge of any Responsible Officer of such Credit Party, planned, to terminate any Plan, (iv) neither such Credit Party nor any member of a Controlled Group, nor any duly-appointed administrator of a Plan has instituted or intends to institute proceedings to withdraw from any Multiemployer Plan; and (v) each Plan has been maintained and funded in all material respects with its terms and with the provisions of ERISA applicable thereto.

     5.15 Subsidiaries. Set forth in Schedule 5.15 is a complete and accurate list of all Subsidiaries of each of such Credit Party. Further, the Non-Guarantor Subsidiaries, as a group, do not exceed the Threshold Requirement as provided in Section 6.12. Information on the attached
Schedule includes state of incorporation; the number of shares of each class of capital stock or other equity interests outstanding; the number and percentage of outstanding shares of each class owned (directly or indirectly) by such Credit Party; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding capital stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned by such Credit Party, directly or indirectly, free and clear of all liens, security interests and other charges or encumbrances (other than those arising under or contemplated in connection with the Credit Documents).

     5.16 Use of Proceeds; Margin Stock. The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 6.10. None of such proceeds will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, Regulation X or Regulation G, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation U, Regulation X or Regulation G. Such Credit Party does not own "margin stock" except as identified in the financial statements referred to in Section 5.06 hereof and, as of the date hereof, the aggregate value of all "margin stock" owned by such Credit Party and its Subsidiaries does not exceed 25% of the value of all such Credit Party's and its Subsidiaries' assets.

     5.17 Government Regulation. Such Credit Party is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, each as amended. In addition, such Credit Party is not (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company," or a "Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary" or a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.18 Hazardous Substances. Except as disclosed on Schedule 5.18 or except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of any Responsible Officer of such Credit Party, the real property owned or leased by such Credit Party and its Subsidiaries or on which it or its Subsidiaries operates (the "Subject Property") (i) is
free  from   "hazardous  substances"   as  defined  in   the  Comprehensive
Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (section mark)(section mark) 9601 et seq., as amended, and the regulations promulgated thereunder;
(ii) no portion of the Subject Property is subject to federal, state or local regulation or liability because of the presence of stored, leaked or spilled petroleum products, waste materials or debris, "PCB's" or PCB items
(as defined in 40 C.F.R. (section mark)763.3), underground storage tanks, "asbestos" (as defined in 40 C.F.R. (section mark)763.63) or the past or present accumulation, spillage or leakage of any such substance; (iii) such Credit Party and its Subsidiaries are in substantial compliance with all federal, state and local requirements relating to protection of health or the environment in connection with the operation of their businesses; and (iv) no Responsible Officer of such Credit Party knows of any complaint or investigation regarding real property which it or any other Credit Party owns or leases or on which it or any other Credit Party operates.

     5.19 Patents, Franchises, etc. Such Credit Party possesses all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are reasonably necessary for the operation of its business as presently conducted and as proposed to be conducted. Such Credit Party has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective property and to the conduct of its business except as would not reasonably be expected to have a Material Adverse Effect.

     5.20 Solvency. Such Credit Party and each of its Restricted Subsidiaries, both collectively and individually, is and, after consummation of this Credit Agreement and after giving effect to all Indebtedness incurred hereunder, will be, solvent.

     5.21 Investments. All investments of such Credit Party are Permitted Investments.


                                 SECTION 6

                           AFFIRMATIVE COVENANTS


     Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:

     6.01   Information  Covenants.   The Credit  Parties will  furnish, or
cause to be furnished, to the Administrative Agent and each Bank:

          (a) Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year together with related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all in reasonable detail and examined by KPMG Peat Marwick, or other independent certified public accountants of recognized national standing reasonably acceptable to the Required Banks and whose opinion shall be to the effect that such consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except for changes with which such accountants concur). It is specifically understood and agreed that failure of the annual financial statements to be accompanied by an opinion and certificate of such accountants in form and substance as provided herein shall constitute a Default hereunder.

          (b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries and consolidating balance sheet for the Borrower which shall include detail for Owens & Minor, Inc.
     (to be renamed Owens & Minor Medical, Inc. after the Initial Funding Date) and Stuart Medical only, and statements of income and retained earnings and of cash flows for the Borrower and its Subsidiaries and consolidating statements of income and retained earnings for the Borrower which shall include detail for Owens & Minor, Inc. (to be renamed Owens & Minor Medical, Inc. after the Initial Funding Date) and Stuart Medical only, each for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year (except that the balance sheet shall be compared to that at prior year end), all in reasonable form and detail acceptable to the Required Banks, and accompanied by a certificate of the chief financial officer, treasurer, controller or chief accounting officer of the Borrower, to the best of his knowledge and belief, as being true and correct in all material respects and as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments.

          (c) Borrowing Base Certificates. As soon as practicable and in any event within 15 days after the end of each fiscal quarter of the Borrower, a statement of the Borrowing Base and its components as of the end of the immediately preceding fiscal quarter, substantially in the form of Schedule 6.01(c) hereto, certified by the chief financial officer, treasurer, controller or chief accounting officer of the Borrower as being, to the best of his knowledge and belief, true and correct in all material respects as of such date.

          (d) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 6.01(a) and (b) hereof, a certificate of the chief financial officer, treasurer, controller or chief accounting officer of the Borrower substantially in the form of Schedule 6.01(d) to the effect that no Default or Event of Default exists, or if any Default or Event of Default does exist specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto. In addition, the Officer's Certificate shall demonstrate compliance of the financial covenants contained in
     Section 6.11 by calculation thereof as of the end of each such fiscal period.

          (e) Accountant's Certificate. Within the period for delivery of the annual financial statements provided in Section 6.01(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default arising as a result of a violation of the financial covenants contained in
     Section 6.11 of this Credit Agreement and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

          (f) SEC and Other Reports. Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, (i) the Securities and Exchange Commission, or any successor agency, by the Borrower or any of its Subsidiaries, and copies of all financial statements, proxy statements, notices and reports as the Borrower or its Subsidiaries shall send to its shareholders or to the holders of any other Indebtedness (including specifically without limitation, any Subordinated
     Debt) in their capacity as such holders and (ii) the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

          (g) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower and its Subsidiaries as the Administrative Agent or the Required Banks may reasonably request.

          (h) Notice of Default or Litigation. Upon any Responsible Officer of a Credit Party obtaining knowledge thereof, such Credit Party will give written notice to the Administrative Agent
     (i) immediately, but in any event within 3 Business Days, of the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) promptly, but in any event within 5 Business Days, of the occurrence of any of the following with respect to any member of the Consolidated Borrower Group: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against any member of the Consolidated Borrower Group which if adversely determined is likely to have a Material Adverse Effect, (B) any levy of an attachment, execution or other process against its assets having a value of $500,000 or more,
     (C)  the  occurrence  of  an   event  or  condition  which  shall
     constitute a default or event of default under any Indebtedness of any member of the Consolidated Borrower Group which, if accelerated as a result of such event of default would have a Material Adverse Effect, (D) any development in its business or affairs which has resulted in, or which any Credit Party reasonably believes may result in, a Material Adverse Effect, or
     (E) the institution of any proceedings against any member of the Consolidated Borrower Group with respect to, or the receipt of notice by a Responsible Officer of such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, regulations promulgated under the Resource Conservation and Recovery Act of 1976, 42 U.S.C.
     (section mark)(section mark)6901 et seq., regulating the generation, handling or disposal of any toxic or hazardous waste or substance or the release into the environment or storage of any toxic or hazardous waste or substance, the violation of which would likely have a Material Adverse Effect, or (F) any notice or determination concerning the imposition of any withdrawal liability by a multiemployer Plan against any member of the Consolidated Borrower Group or any of its ERISA Affiliates, the determination that a multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV or ERISA, the termination of any Plan, and the amount of liability incurred or which may be incurred in connection with any such event.

     6.02 Preservation of Existence and Franchises. Except as otherwise permitted under Section 7.05, each member of the Consolidated Borrower Group will do all things necessary in any material respect to preserve and keep in full force and effect its existence, rights, franchises and authority for the normal conduct of its business.

     6.03 Books, Records and Inspections. Each member of the Consolidated Borrower Group will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of generally accepted accounting principles applied on a consistent basis (including the establishment and maintenance of appropriate reserves). Each member of the Consolidated Borrower Group will permit on reasonable notice and, prior to the occurrence or during the continuance of an Event of Default, during normal business hours, officers or designated representatives of Administrative Agent or any Bank to visit and inspect its books of account and records and any of its properties or assets (in whomever's possession) and to discuss the affairs, finances and accounts of such member of the Consolidated Borrower Group with, and be advised as to the same by, its and their officers, directors and independent accountants.

     6.04 Compliance with Law. Each member of the Consolidated Borrower Group will comply with all applicable laws, rules, regulations and orders of, and all applicable restrictions imposed by all applicable Governmental Authorities applicable to it and its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) if noncompliance with any such law, rule, regulation or restriction would have a Material Adverse Effect.

     6.05 Payment of Taxes and Other Indebtedness. Each member of the Consolidated Borrower Group will pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien or charge upon any of its properties, and (iii) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that members of the Consolidated Borrower Group shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with generally accepted accounting principles, unless the failure to make any such payment
(a) shall give rise to an immediate right to foreclosure on a Lien securing such amounts or (b) otherwise would have a Material Adverse Effect.

     6.06 Insurance. Each member of the Consolidated Borrower Group will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice unless higher limits or other types of coverage are required by the terms of the other Credit Documents or are otherwise reasonably required by the Required Banks. The present coverage of the members of the Consolidated Borrower Group is outlined as to carrier, policy number, expiration date, type and amount on
Schedule 6.06 hereto and is acceptable to the Banks as of the Closing Date.

     6.07 Maintenance of Property. Each member of the Consolidated Borrower Group will maintain and preserve its properties and equipment used or useful in any material portion of its business (in whomsoever's possession as they may be) in good repair, working order and condition, normal wear and tear, obsolescence and replacement excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

     6.08 Performance of Obligations. Each member of the Consolidated Borrower Group will perform in all material respects all of its obligations (including, except as may be otherwise prohibited or contemplated hereunder, payment of Indebtedness in accordance with its terms) under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound if the failure to do so would have a Material Adverse Effect.

     6.09 ERISA. Each Credit Party and ERISA Affiliate will, (a) at all times, make prompt payment of all contributions required under all employee pension benefit plans (as defined in Section 3(2) of ERISA) ("Pension Plans") and required to meet the minimum funding standard set forth in ERISA with respect to each Plan; (b) promptly upon request, furnish the Administrative Agent and the Banks copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Pension Plans for each Plan Year; (c) notify the Administrative Agent immediately of any fact, including, but not limited to, any Reportable Event (as defined in ERISA) arising in connection with any Plan, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by the Bank, as to the reason therefor and the action, if any, proposed to be taken with respect thereof; and (d) furnish to the Administrative Agent, upon its request, such additional information concerning any of the Pension Plans as may be reasonably requested. The Borrower will not, nor will it permit any of its Subsidiaries or ERISA Affiliates to (I) terminate a Plan if any such termination would have a Material Adverse Effect, or (II) cause or permit to exist any Reportable Event (as defined in ERISA) or other event or condition which presents a material risk of termination at the request of the PBGC.

     6.10 Use of Proceeds. The proceeds of the Loans hereunder shall be used for the purpose of (i) financing the acquisition of the capital stock of Stuart Medical, (ii) refinancing approximately $150,000,000 in existing indebtedness of Stuart Medical, (iii) financing costs and expenses incurred in connection with the acquisition of Stuart Medical, (iv) refinancing and replacing the existing credit facility extended to Owens & Minor, Inc. by NationsBank of Virginia, N.A. and Crestar Bank and other existing bank indebtedness, (v) financing general working capital needs and other corporate purposes.

     6.11  Financial Covenants.

          (a) Consolidated Current Ratio. The Borrower will maintain at all times a Consolidated Current Ratio of at least 1.4 to 1.0.

          (b) Consolidated Tangible Net Worth. On each Determination Date Consolidated Tangible Net Worth will not be less than:

               (i)      from  the  Closing  Date  through  June  29,  1994,
          $50,000,000; and

               (ii) on June 30, 1994 and thereafter, the sum of the greater of

               (A) $50,000,000, or

               (B) the amount equal to Consolidated Tangible Net Worth as of June 30, 1994 minus $15,000,000;

          plus (y) on the last day of each of the Borrower's fiscal years to occur after June 30, 1994, 50% of Consolidated Net Income for the period from January 1, 1994 to such date (or if Consolidated Net Income for such period is a deficit figure, then zero) plus
          (z) 50% of the net proceeds received by the Borrower or any Subsidiary pursuant to any Equity Transaction from and after the Closing Date. As used herein, "Equity Transaction" means (i) the issuance by the Borrower or any Subsidiary of new shares of capital stock, unless such new shares are being issued in exchange for an ownership interest in another Person or in exchange for substantially all of the assets of another Person in connection with an acquisition permitted by Section 7.05, (ii) the issuance by the Borrower or any Subsidiary of any shares of capital stock (or any warrants or options relating to the subsequent purchase thereof) pursuant to the exercise of options or warrants, and (iii) the issuance by the Borrower or any Subsidiary of any shares of capital stock pursuant to the conversion of any debt securities (including any Subordinated
          Debt) to equity.

          (c)  Leverage Ratio.   On each Determination Date  the ratio
     of Consolidated Total Debt to Consolidated Total Capitalization will not exceed:
                                                     Leverage Ratio
          From the Closing Date through the
            First Anniversary Date of the
            Closing Date                               .65 to 1.0

          Thereafter through the Third Anniversary
            Date of the Closing Date                   .60 to 1.0

          Thereafter                                   .55 to 1.0

          (d) Fixed Charge Coverage Ratio. As of each Determination Date for the Applicable Period set forth below, the Fixed Charge Coverage Ratio will be not less than 1.5 to 1.0. The Applicable Period for which the Fixed Charge Coverage Ratio shall be determined shall be as follows:

                                         Duration of Applicable
                                           Period ending as of
             Determination Date            Determination Date*

          End of Second Quarter 1994          One Quarter

          End of Third Quarter 1994           Two Quarters

          End of Fourth Quarter 1994          Three Quarters

          End of First Quarter 1995 and
            thereafter                        Four Quarters

          * Components of the Fixed Charge Coverage Ratio shall be determined for the Applicable Period ending as of the Determination Date, except that determination of current maturities of Funded Debt and current maturities of Capitalized Leases under subsection (iii) of the definition of Consolidated Fixed Charges shall be for the duration shown for the Applicable Period above as of the Determination Date.

     6.12 Additional Subsidiaries. Where the Subsidiaries which are not Guarantors hereunder (the "Non-Guarantor Subsidiaries") shall, as a group, at any time constitute more than either (i) 5% of the consolidated gross revenues for the Borrower and its Subsidiaries, (ii) 5% of consolidated net income for the Borrower and its Subsidiaries, or (iii) 5% of consolidated assets for the Borrower and its Subsidiaries (collectively, the "Threshold Requirement"), the Borrower will promptly notify the Administrative Agent thereof, and promptly cause one or more of the Non-Guarantor Subsidiaries to become a "Guarantor" hereunder by way of execution of a Joinder Agreement, such that immediately after the joinder of such Subsidiaries as Guarantors hereunder, the remaining Non-Guarantor Subsidiaries shall not, as a group, exceed the Threshold Requirement. The Borrower may at any time, at its option, cause a Non-Guarantor Subsidiary to sign a Joinder Agreement at which time such Subsidiary shall become a Guarantor and a Credit Party under this Credit Agreement.

     6.13 Interest Rate Protection Agreements. The Borrower shall, within 90 days of the Closing Date, enter into interest rate protection agreements protecting against fluctuations in interest rates as to which the material terms are reasonably satisfactory to the Administrative Agent and the Required Banks, which agreements shall provide coverage for an amount equal to at least (i) 50% of the initial borrowing on the Closing Date hereunder less (ii) the amount of any mandatory prepayments made by the Borrower pursuant to Section 2.12(b) in connection with the public issuance of indebtedness. If at any time following the Borrower's entering into such interest rate protection agreement the Borrower makes a mandatory prepayment pursuant to Section 2.12(b) in connection with the public issuance of indebtedness, the Borrower may reduce the amount subject to such interest rate protection agreement by an amount equal to the amount of such mandatory prepayment.

                                 SECTION 7

                             NEGATIVE COVENANTS


     Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:

     7.01   Indebtedness.   Neither the Borrower nor  any of its Restricted
Subsidiaries will contract, create, incur, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

          (b)  Indebtedness  existing  as  of   the  Closing  Date  as
     referenced in Section 5.09 (and renewals, refinancings or extensions thereof on terms and conditions no more favorable to such Person than such existing Indebtedness (taking into account reasonable market conditions existing at such time) and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension), including specifically without limitation the Hygeia Notes;

          (c) Indebtedness in respect of current accounts payable or accrued (other than for borrowed money or purchase money obligations) and incurred in the ordinary course of business, provided, that all such liabilities, accounts and claims shall be paid when due (or in conformity with customary trade terms);

          (d) Purchase money Indebtedness and capital lease obligations relating to Capitalized Leases incurred to finance the purchase or lease of fixed assets provided that (i) the total of all such Indebtedness and obligations shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding; (ii) such Indebtedness and obligations when incurred shall not exceed the purchase price of the asset financed; and
     (iii) no such Indebtedness and obligations shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and

          (e) Publicly issued Indebtedness of the Borrower on terms acceptable to the Administrative Agent and the Required Banks, subject to a prepayment of net proceeds thereof and reduction in the Commitments hereunder in accordance with the provisions of
     Section 2.12(b);

          (f)  Unsecured  intercompany Indebtedness  among the  Credit
     Parties;

          (g) Other short term unsecured indebtedness for borrowed money (including Guaranty Obligations) by the Borrower which does not exceed $5,000,000 in the aggregate at any time outstanding;

          (h) Obligations under or arising in connection with the Interest Rate Protection Agreements required pursuant to Section 6.13.

     7.02 Liens. Neither the Borrower nor any of its Restricted Subsidiaries will contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, except for Permitted Liens.

     7.03 Guaranty Obligations. Neither the Borrower nor any of its Restricted Subsidiaries will enter into or otherwise become or be liable in respect of any Guaranty Obligations (excluding specifically therefrom endorsements in the ordinary course of business of negotiable instruments for deposit or collection) other than (i) those in favor of the Banks in connection herewith, (ii) guaranty of indebtedness of account debtors of the Credit Parties relating to the financing or refinancing of trade receivables owing to the Credit Parties in an aggregate amount not to exceed $1,000,000, (iii) guaranty by the Credit Parties in respect of publicly issued Indebtedness of the Borrower permitted under Section 7.01(e) and in respect of Obligations under or arising in connection with Interest Rate Protection Agreements required pursuant to Section 6.13, and
(iv) other Guaranty Obligations to the extent permitted pursuant to Section
7.01.

     7.04   Nature  of  Business.   Neither  the Borrower  nor  any of  its
Restricted Subsidiaries will substantively alter the character of its business in any material respect from that conducted as of the Closing Date.

     7.05 Consolidation, Merger, Sale or Purchase of Assets, etc. Neither the Borrower nor any of its Restricted Subsidiaries will

          (a) dissolve, liquidate, or wind up its affairs, sell, transfer, lease or otherwise dispose of all or any substantial part of its property or assets (other than in the ordinary course of business for fair consideration), or agree to any of the foregoing at a future time, except for the sale or disposition of machinery and equipment no longer useful in the conduct of its business. As used herein, "substantial part" shall mean if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Borrower and its Restricted Subsidiaries (other than in the ordinary course of business), (i) during the 12-month period ending with the date of such sale, lease or other disposition exceeds 10% of consolidated assets, determined as of the end of the immediately preceding fiscal year, or (ii) during the period beginning on the date of this Credit Agreement and ending on the date of such sale, lease or other disposition, exceeds an amount equal to 20% of consolidated assets determined as of the end of the immediately preceding fiscal year (but with adjustment to include the assets of Stuart Medical in the case of fiscal year 1994); or

          (b) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial part of the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein), or enter into any transaction of merger or consolidation, or agree to do any of the foregoing at a future time, except for (i) Capital Expenditures to the extent of the limitations set out in Section 6.11(d) by way of inclusion of Capital Expenditures in the definition of "Consolidated Net Income Available for Fixed Charges" as used therein, (ii) investments, acquisitions and transfers or dispositions of properties permitted pursuant to Section 7.06, (iii) the merger or consolidation of a Restricted Subsidiary into, or a sale, transfer or lease of all or a substantial part of its properties (at fair value) to, a Credit Party, and (iv) the merger of any Person into a Credit Party, provided that the Credit Party shall be the surviving corporation, and management and control of the Credit

     Party shall remain substantially unchanged and no Default or Event of Default shall exist either immediately prior to or after giving effect to such merger. Notwithstanding the foregoing, other than Capital Expenditures permitted pursuant to Section 6.11(d) by way of inclusion of Capital Expenditures in the definition of "Consolidated Net Income Available for Fixed Charges" as used therein, investments pursuant to
     Section 7.06 and the acquisition of Stuart Medical, in the case of an acquisition by the Borrower or its Restricted Subsidiaries, whether by way of asset purchase, stock or securities purchase or merger or consolidation, the aggregate consideration paid in connection with such acquisitions whether in cash, securities, property or other consideration, shall not exceed $25,000,000 for the remainder of fiscal year 1994, and thereafter, for any fiscal year, 40% of Consolidated Tangible Net Worth as of the last day of the immediately preceding fiscal year. The Borrower will, in connection with any such material purchase, lease or acquisition and prior to giving effect thereto, deliver to the Administrative Agent a pro forma statement demonstrating compliance with the provisions hereof.

     7.06 Advances, Investments and Loans. Neither the Borrower nor any of its Restricted Subsidiaries will lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person except for Permitted Investments.

     7.07   Prepayments of  Indebtedness, etc.   Except (A)  as to  the 61/2%
Convertible Subordinated Note Due May 31, 1996 of Owens & Minor, Inc. (which is to be exchanged for a 9.10% Convertible Subordinated Note of the Borrower in connection with the consummation of the Exchange Agreement) and the 0% Subordinated Note Due May 31, 1997 of Owens & Minor, Inc., as the same is to be amended in connection with the consummation of the Exchange Agreement (collectively referred to as the "Hygeia Notes") and (B) prepayments in respect of capital lease obligations relating to Capitalized Leases not to exceed $5,000,000 in the aggregate in any fiscal year, neither the Borrower nor any of its Restricted Subsidiaries will (i) after the issuance thereof, amend or modify (or permit the amendment or modification of), any of the terms of any subordinated or senior funded indebtedness for borrowed money to the extent any such amendment or modification would be reasonably adverse to the interests of the Banks,
(ii)  make (or  give any  notice with  respect thereto)  any voluntary   or
optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due) or exchange of any other Indebtedness for borrowed money or (iii)
make  any  payment,  prepayment,   redemption,  acquisition  for  value  of
(including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due) refund, refinance or exchange of any Subordinated Debt. As used herein, "Subordinated Debt" means any indebtedness for borrowed money which by its terms is, or upon the happening of certain events may become, subordinated in right of payment to the Loans and other amounts owing hereunder or in connection herewith.

     7.08 Transactions with Affiliates. No member of the Consolidated Borrower Group will enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm's-length transaction with a Person other than an Affiliate.

     7.09 Ownership of Subsidiaries. Neither the Borrower nor any of its Restricted Subsidiaries will sell, transfer or otherwise dispose of, any shares of capital stock of any Subsidiaries or permit any Subsidiaries to issue, sell or otherwise dispose of, any shares of capital stock of any Subsidiary. Neither the Borrower nor any of its Restricted Subsidiaries will create, form or acquire a Subsidiary unless such Subsidiary is or would be a Restricted Subsidiary.

     7.10 Fiscal Year. Neither the Borrower nor any of its Restricted Subsidiaries will change its fiscal year.

     7.11 Subsidiary Dividends. Neither the Borrower nor any of the other Credit Parties will enter into, assume or otherwise become subject to, or permit any of their respective Subsidiaries to enter into, assume or otherwise become subject to, any agreement prohibiting or otherwise restricting the payment of dividends by any of the Borrower's Subsidiaries.


                                 SECTION 8

                             EVENTS OF DEFAULT


     8.01  Events  of Default.   An Event of  Default shall exist upon  the
occurrence of any of the following specified events (each an "Event of Default"):

          (a)  Payment.  Any Credit Party shall

               (i) default in the payment when due of any principal of any of the Loans, or

               (ii) default, and such default shall continue for three
          (3) or more days, in the payment when due of any interest on the Loans, or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith; or

          (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

          (c)  Covenants.  Any Credit Party shall

               (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 6.01(h), 6.02, 6.10, 6.11 or 7.01 through 7.11, inclusive, or

               (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this
          Section 8.01) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a Responsible Officer becoming aware of such default or notice thereof by the Administrative Agent; provided, however, that if such default cannot be cured within such period, the Borrower or other Credit Party may have such additional period of time not to exceed 30 days after the expiration of such original 30 day period, and such default shall not constitute an Event of Default hereunder, so long as the applicable Credit Party shall commence within such original 30 day period, and diligently pursue, appropriate curative efforts; or

          (d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents (subject to applicable grace or cure periods, if any), or (ii) any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Banks the liens, rights, powers and privileges purported to be created thereby; or

          (e) Guaranties. The guaranty given by the Credit Parties hereunder or by any Additional Credit Party hereafter or any material provision thereof shall cease to be in full force and effect, or any Guarantor thereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

          (f) Bankruptcy, etc. The Borrower or any Restricted Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against the Borrower or any Restricted Subsidiary under the Bankruptcy Code and the petition is not dismissed within 90 days after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of all or substantially all of the property of the Borrower or any Restricted Subsidiary; or the Borrower or any Restricted Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of the debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Restricted Subsidiary; or there is commenced against the Borrower or any Restricted Subsidiary any such proceeding which remains undismissed for a period of 90 days; or the Borrower or any Restricted Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any Restricted Subsidiary suffers appointment of any custodian or the like for it or for any substantial part of its property to continue unchanged or unstayed for a period of 90 days; or the Borrower or any Restricted Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Restricted Subsidiary for the purpose of effecting any of the foregoing; or

          (g) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $15,000,000 in the aggregate for the Borrower and its Restricted Subsidiaries, (i) the Borrower or any of its Restricted Subsidiaries shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

          (h) Judgments. One or more judgments or decrees shall be entered against the Borrower or any Restricted Subsidiary involving a liability of $500,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i) ERISA. (i) Any Credit Party or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans which in the aggregate have unfunded liabilities in excess of $500,000 (individually and collectively, a "Material Plan") shall be filed under Title IV of ERISA by any such member of the Consolidated Borrower Group or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the Controlled
     Group to incur a current payment obligation in excess of $500,000; or

          (j)  Ownership.  There shall occur a Change of Control.

     8.02 Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Banks or cured to the satisfaction of the Required Banks (pursuant to the voting procedures in Section 10.06), the Administrative Agent may, and upon the request and direction of the Required Banks, shall, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Administrative Agent or any Bank to enforce its claims against the Credit Parties, except as otherwise specifically provided for herein:

        (i)   Termination  of  Commitments.   Declare the  Commitments
     terminated  whereupon   the  Commitments  shall   be  immediately
     terminated.

       (ii) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Banks hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

      (iii)   Enforcement of Rights.   Enforce any and all  rights and
     interests created and existing under the Credit Documents and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(f) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Banks hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Banks.


                                 SECTION 9

                             AGENCY PROVISIONS


     9.01 Appointment. Each Bank hereby designates and appoints NationsBank of North Carolina, N.A. as agent (in such capacity as Agent hereunder, the "Agent"), Chemical Bank, N.A. and Crestar Bank as co-agents (in such capacity as Co-Agent hereunder, the "Co-Agents") and NationsBank of North Carolina, N.A. as administrative agent (in such capacity as Administrative Agent hereunder, the "Administrative Agent") of such Bank to act as specified herein and the other Credit Documents, and each such Bank hereby authorizes the Agent, the Administrative Agent and the Co-Agents, respectively, as the agent for such Bank, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, neither the Agent, the Co-Agents nor the Administrative Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Agents. To the extent that the provisions of this Section relate to intercreditor or other issues as between and among the Agents and the Banks, they are solely for the benefit of the Agents and the Banks and none of the Credit Parties shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this
Credit Agreement and the other Credit Documents, the Agent, the Administrative Agent and the Co-Agents shall act solely as agents of the Banks and do not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any other Credit Party.

     9.02 Delegation of Duties. The Agents may execute any of their respective duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     9.03 Exculpatory Provisions. Neither the Agent, the Co-Agents nor the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by any of the Credit Parties contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency hereof or of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. Neither the Agent, the Co-Agents nor the Administrative Agent shall be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower or any Credit Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or
therewith   furnished  or  made  by   the  Agent,  the   Co-Agents  or  the

Administrative Agent to the Banks or by or on behalf of the Credit Parties to the Agent, the Co-Agents or the Administrative Agent or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Credit Parties.

     9.04 Reliance on Communications. The Agent, the Co-Agents and the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of the other Credit Parties, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Banks as the owner of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.03(b) hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Banks (or to the extent specifically provided in Section 10.06, all the Banks) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks (including their successors and assigns).

     9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Bank or a Credit Party referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks.

     9.06 Non-Reliance on Agents and Other Banks. Each Bank expressly acknowledges that neither the Agent, the Co-Agents nor the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent, the Co-Agents or the Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent, the Co-Agents or the Administrative Agent to any Bank. Each Bank represents to the Agent, the Co-Agents and the Administrative Agent that it has, independently and without reliance upon the Agent, the Co-Agents or the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent, the Co-Agents or the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Banks by the
Administrative Agent hereunder, neither the Agent, the Co-Agents nor the Administrative Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower which may come into the possession of the Agent, the Co-Agents nor the Administrative Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

     9.07 Indemnification. The Banks agree to indemnify the Agent, the Co-Agents and the Administrative Agent in their respective capacities as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent, the Co-Agents or the Administrative Agent in their respective capacities as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent, the Co-Agents or the Administrative Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent, a Co-Agent or the Administrative Agent. If any indemnity furnished to the Agent, the Co-Agents or the Administrative Agent for any purpose shall, in the opinion of the Agent, the Co-Agents or the
Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of the Obligations and all other amounts payable hereunder and under the other Credit Documents.

     9.08 Agents in their Individual Capacity. The Agent, the Co-Agents and the Administrative Agent and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other members of the Consolidated Borrower Group as though the Agent, the Co-Agents or the Administrative Agent were not the Agent, a Co-Agent or Administrative Agent hereunder. With respect to the Loans made and all Obligations owing to it, the Agent, the Co-Agent or the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Bank and may exercise the same as though they were not the Agent, a Co-Agent or Administrative Agent, and the terms "Bank" and "Banks" shall include the Agent, the Co-Agents and the Administrative Agent in their individual capacity.

     9.09 Successor Agent. The Agent, the Administrative Agent and any Co-Agent may, at any time, resign upon 30 days' written notice to the Banks and the Borrower, and be removed with or without cause by the Required Banks upon 30 days' written notice to the Borrower and the Agent, the Co-Agent or Administrative Agent. Upon any such resignation or removal, the Required Banks, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), shall have the right to appoint a successor Agent, Co-Agent or Administrative Agent. If no successor Agent, Co-Agent or Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the notice of resignation or notice of removal, as appropriate, then the retiring Agent, Co-Agent or Administrative Agent shall select a successor Agent, Co-Agent or Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), provided such successor is a Bank hereunder or a commercial bank organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $400,000,000. Upon the acceptance of any appointment as Agent, Co-Agent or Administrative Agent hereunder by a successor, such successor Co-Agent or Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, Co-Agent or Administrative Agent, and the retiring Agent, Co-Agent or Administrative Agent shall be discharged from its duties and obligations as Agent, Co-Agent or Administrative Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent, Co-Agent or Administrative Agent under this Credit Agreement.


                                 SECTION 10

                               MISCELLANEOUS


     10.01 Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Borrower and the Administrative Agent, set forth below, and in the case of the Banks, set forth on Schedule 2.01(a), or at such other address as such party may specify by written notice to the other parties hereto:

          if to the Borrower or the Guarantors:

               Owens & Minor, Inc.
               4800 Cox Road
               Glen Allen, Virginia 23060
               Attn: Richard F. Bozard
               Telephone:  (804) 965-2921
               Telecopy:   (804) 965-5403

          if to the Agent, the Administrative Agent or the Swingline Lender:

               NationsBank of North Carolina, N.A.
               NationsBank Plaza, 6th Floor
               NC1-002-06-19
               Charlotte, North Carolina  28255
               Attn: Tracy Crotts
               Telephone:  (704) 386-9368
               Telecopy:   (704) 386-9923

          with a copy to:

               NationsBank of North Carolina, N.A.
               1111 East Main Street
               Fourth Floor Pavilion
               VA2-310-04-07
               Richmond, Virginia  23277-0001
               Attn: Robert Y. Bennett
                    Vice President
               Telephone: (804) 788-3631
               Telecopy:  (804) 788-3669

     10.02 Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, the Borrower agrees that upon the occurrence and during the continuance of an Event of Default and the commencement of the remedies described in Section 8.02 hereof, each Bank is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Bank (including, without limitation branches, agencies or Affiliates of such Bank wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to such Bank hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether such Bank shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Bank subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 10.03(c) or Section
2.20. may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Bank hereunder. The Administrative Agent and the Banks agree to give written notice to the appropriate Credit Party of any exercise of set-off, bankers' lien or other similar right; provided, however, that any such notice need not be given in advance of the exercise thereof.

     10.03  Benefit of Agreement.

          (a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign and transfer any of its interests without prior written consent of the Banks; provided further that the rights of each Bank to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 10.03, provided however that nothing herein shall prevent or prohibit any Bank from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank, or
     (ii) granting assignments or participation in such Bank's Loans and/or Commitments hereunder to its parent company and/or to any affiliate of such Bank which is at least 50% owned by such Bank or its parent company.

          (b) Assignments. Each Bank may with the prior written consent of the Borrower and the Administrative Agent, which consent shall not be unreasonably withheld or delayed, assign all or a portion of its rights and obligations hereunder pursuant to an assignment agreement (an "Assignment") substantially in the form of Schedule 10.03(b) to one or more Eligible Assignees, provided that (i) any such prospective assignment shall first be offered to the other Banks on the same terms and conditions as are available to the prospective assignee, (ii) so long as no Event of Default shall then exist and be continuing, after a period of 15 days from first offering such assignment interest to the Banks as provided in the foregoing subsection (i) hereof, the assigning Bank shall give notice to the Borrower of any such prospective assignment and the Borrower may, at its own expense with the assistance of the Administrative Agent, within a period of 30 days thereafter, make arrangements for another bank or financial institution reasonably acceptable to the Administrative Agent to purchase and accept such assignment interest (at par without payment of any fee, other than the $1,500 transfer fee to the Administrative Agent described below, on account thereof),
     (iii) any such assignment shall be in a minimum aggregate amount of $10,000,000 of the Commitments and in integral multiples of $1,000,000 above such amount, and (iv) each such assignment shall be of a constant not varying the percentage of all of the assigning Bank's rights and obligations under this Credit
     Agreement. The Administrative Agent shall maintain a copy of each Assignment and the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Credit Parties, the Agents and the Banks may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice. Any such assignment hereunder shall be effective upon (i) the written consent of the Borrower and the Administrative Agent, (ii) delivery to the Administrative Agent of a copy of the Assignment together with a transfer fee of $1,500 payable by the assigning Bank to the Administrative Agent for its own account and (iii) the Administrative Agent's recordation of the name of the assignee in the Register. The assigning Bank will give prompt notice to the Administrative Agent and the Borrower of any Assignment. Upon the effectiveness of any such assignment (and after notice to the Borrower as provided herein), the assignee shall become a "Bank" for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Bank shall be relieved of its obligations hereunder to the extent of the Loans and Commitment components being assigned. Along such lines the Borrower agrees that upon notice of any such assignment and surrender of the appropriate Note or Notes, it will promptly provide to the assigning Bank and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note (but with notation thereon that it is given in substitution for and replacement of the original Note or any replacement notes thereof). All surrendered Notes shall be canceled and returned to the Borrower.

          (c) Participations. Each Bank may sell, transfer, grant or assign participations in all or any part of such Bank's interests and obligations hereunder; provided that (i) such selling Bank shall remain a "Bank" for all purposes under this Credit
     Agreement (such selling Bank's obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Bank hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loans in which the participant is participating, (B) postpone the date fixed for any payment of principal (including extension of the Termination Date or the date of any mandatory prepayment), interest or fees in which the participant is participating, or
     (C) release all or substantially all of the collateral or guaranties (except as expressly provided in the Credit Documents) supporting any of the Loans or Commitments in which the participant is participating, (iii) sub-participations by the participant (except to an affiliate, parent company or affiliate of a parent company of the participant) shall be prohibited and
     (iv) any such participations shall be in a minimum aggregate amount of $5,000,000 of the Commitments and in integral multiples of $1,000,000 in excess thereof. In the case of any such participation, the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant's rights against the selling Bank in respect of such participation to be those set forth in the participation agreement with such Bank creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

     10.04 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any Guarantor and the Administrative Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Bank would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower or any Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Banks to any other or further action in any circumstances without notice or demand.

     10.05 Payment of Expenses, etc. The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, special counsel to the Administrative Agent) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement and of the Administrative Agent and the Banks in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent and each of the Banks, including in-house counsel); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify each Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investiga-tion, litigation or other proceeding (but excluding (i) any costs or expenses associated with the transfer of a participation interest under
Section 10.03(a)(ii) or 10.03(c), and (ii) any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

     10.06 Amendments, Waivers and Consents. Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the Required Banks, provided that no such amendment, change, waiver, discharge or termination shall, without the consent of each Bank,
(i) extend the scheduled maturities (including the final maturity and any mandatory prepayments) of any Loan, or any portion thereof, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder or reduce the principal amount thereof, or increase the Commitments of the Banks over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or of a mandatory reduction in the total commitments shall not constitute a change in the terms of any Commitment of any Bank), (ii) release any Guarantor from its guaranty obligations hereunder, (iii) amend, modify or waive any provision of this Section or Section 2.13, 2.14, 2.15, 2.16, 2.19, 8.01(a), 9.07, 10.02, 10.03 and the provisions of Section
2.12(b) relating to a mandatory reduction in Commitments on account of a public issuance of indebtedness, (iv) reduce any percentage specified in, or otherwise modify, the definition of Required Banks or (v) consent to the assignment or transfer by the Borrower (or Guarantor) of any of its rights and obligations under (or in respect of) this Credit Agreement. No provision of Section 9 may be amended without the consent of the Administrative Agent.

     10.07 Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

     10.08 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

     10.09 Survival of Indemnification. All indemnities set forth herein, including, without limitation, in Sections 2.13, 2.15 or 10.05 shall survive the execution and delivery of this Credit Agreement, and the making of the Loans, the repayment of the Loans and other obligations and the termination of the Commitment hereunder.

     10.10  Governing Law; Submission to Jurisdiction; Venue.

          (a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the Commonwealth of Virginia in City of Richmond, or of the United States for the Eastern District of Virginia, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.01, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

          (b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection
     (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          (c) EACH OF THE AGENTS, EACH OF THE BANKS AND EACH OF THE CREDIT PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     10.11 Severability. If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

     10.12 Entirety. This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

     10.13      Survival   of   Representations  and   Warranties.      All
representations and warranties made by the Borrower herein shall survive delivery of the Notes and the making of the Loans hereunder.


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                                  - 71 -


     IN   WITNESS  WHEREOF,  each  of  the  parties  hereto  has  caused  a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:
                    O&M HOLDING, INC.,
                    a Virginia corporation
                    (to be renamed Owens & Minor, Inc. after the
                    Initial Funding Date)


                    By____________________________

                    Title_________________________


GUARANTORS:

                    OWENS & MINOR, INC.
                    a Virginia corporation
                    (to be renamed Owens & Minor Medical, Inc. after the Initial Funding Date)


                    By____________________________

                    Title_________________________



                    NATIONAL MEDICAL SUPPLY CORPORATION
                    a Delaware corporation


                    By____________________________

                    Title_________________________


                    OWENS & MINOR WEST, INC.
                    a California corporation


                    By____________________________

                    Title_________________________


                    KOLEY'S MEDICAL SUPPLY, INC.
                    a Nebraska corporation


                    By____________________________

                    Title_________________________


                    LYONS PHYSICIAN SUPPLY COMPANY
                    an Ohio corporation


                    By____________________________

                    Title_________________________


                    A. KUHLMAN & COMPANY
                    a Michigan corporation


                    By____________________________

                    Title_________________________


                    STUART MEDICAL, INC.
                    a Pennsylvania corporation


                    By____________________________

                    Title_________________________

BANKS:

                    NATIONSBANK OF NORTH CAROLINA, N.A.,
                    individually in its capacity as a
                    Bank and in its capacity as Agent and
                    Administrative Agent


                    By____________________________
                       Robert Y. Bennett,
                       Vice President


                    CHEMICAL BANK,
                    individually in its capacity as a
                    Bank and in its capacity as a Co-Agent


                    By____________________________

                    Title_________________________


                    CRESTAR BANK,
                    individually in its capacity as a
                    Bank and in its capacity as a Co-Agent


                    By____________________________

                    Title_________________________



                    BANK OF AMERICA NT & SA


                    By____________________________

                    Title_________________________


                    THE BANK OF NOVA SCOTIA


                    By____________________________

                    Title_________________________


                    FIRST UNION NATIONAL BANK OF VIRGINIA


                    By____________________________

                    Title_________________________


                    PNC BANK, NATIONAL ASSOCIATION


                    By____________________________

                    Title_________________________


                    BANK OF MONTREAL


                    By____________________________

                    Title_________________________


                    THE BANK OF NEW YORK


                    By____________________________

                    Title_________________________


                    MELLON BANK, N.A.


                    By____________________________

                    Title_________________________


                    NATIONAL WESTMINSTER BANK USA


                    By____________________________

                    Title_________________________


                    NBD BANK, N.A.


                    By____________________________

                    Title_________________________



                    THE SANWA BANK LTD.


                    By____________________________

                    Title_________________________


                    SHAWMUT BANK CONNECTICUT N.A.


                    By____________________________

                    Title_________________________


                    SIGNET BANK/VIRGINIA


                    By____________________________

                    Title_________________________


                    WACHOVIA BANK OF NORTH CAROLINA, N.A.


                    By____________________________

                    Title_________________________